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EXHIBIT 10.8

LEASE AGREEMENT

by and between

FARRAGUT CENTER LLC
("Landlord")

and

LECG, LLC
("Tenant")

December 27, 2000

Property:

1725 Eye Street, N.W.
Washington, D.C.

	20.2	Landlord's Remedies	27
	20.3	Extent of Liabilities	28
	20.4	Tenant's Waiver	28
	20.5	Landlord's Lien. [Intentionally omitted.]	28
	20.6	Remedies Cumulative	28
	20.7	Tenant's Agent for Process. [Intentionally omitted.]	29
21.	Utilities and Services		29
	21.1	Landlord to Furnish	29
	21.2	Recycling	30
	21.3	Charges to Tenant	30
	21.4	Repairs; Interruptions	30
	21.5	Government or Other Requirements	31
	21.6	Access	31
	21.7	Fitness Facility	31
22.	Insurance		32
	22.1	Liability Insurance	32
	22.2	Tenant's Property Insurance and Other Insurance	32
	22.3	Policy Requirements	33
	22.4	Additional Insurance	33
	22.5	Effect of Tenant's Activities on Insurance	33
	22.6	Termination Right	33
	22.7	Tenant's Contractor's Insurance	34
	22.8	Landlord's Insurance	34
23.	Waiver of Subrogation		35
24.	Property at Tenant's Risk		35
25.	Assignment and Subletting		35
	25.1	Consent Required	35
	25.2	Landlord's Options	36
	25.3	Costs	37
	25.4	Sublease with Cushman Realty Corporation	37
26.	Signs		38
27.	Rules and Regulations		38
28.	Landlord Access		38
29.	Subordination		38
	29.1	Automatic Subordination	38
	29.2	Instruments of Subordination	39
30.	Estoppel Certificates; Financial Statements		40
	30.1	Estoppel Certificate	40
	30.2	Financial Statements	40
31.	Hold-Over		41
32.	Quiet Enjoyment		41
33.	Certain Rights Reserved by Landlord		41
34.	Landlord's Successors		42
35.	Relocation of Tenant [Intentionally omitted.]		42
36.	Modifications to Lease		42
37.	Attorneys' Fees		43
38.	Notices		43
39.	Remedies Cumulative; No Waiver		43
40.	Final Agreement		44
41.	Waiver of Jury Trial		44

42.	Force Majeure		44
43.	Gender; Assigns and Successors; Joint and Several Liability		44
44.	Severability		44
45.	Time is of the Essence [Intentionally omitted.]		45
46.	Indemnities		45
	46.1	Tenant's Indemnity	45
	46.2	Landlord's Indemnity	45
47.	Limitation on Landlord Liability		45
48.	No Partnership		45
49.	Brokerage		45
50.	Tenant's Authority		46
51.	Applicable Law		46
52.	Parking		46
53.	Hazardous Materials		46
	53.1	Definition	46
	53.2	General Prohibition	46
	53.3	Notice	47
	53.4	Landlord's Obligation	47
	53.5	Survival	47
54.	Landlord's Right to Terminate [Intentionally Omitted.]		47
55.	Option to Extend		47
56.	Conference Center		48
57.	Storage Space		49
58.	Right of First Offer		50
	58.1	Available Space	50
	58.2	Notice; Exercise	50
	58.3	Execution of Lease Amendment	51
	58.4	Miscellaneous Provisions	52
59.	Antenna License		52

EXHIBIT A—Floor Plan
EXHIBIT B—Declaration by Landlord and Tenant
EXHIBIT C—Rules and Regulations
EXHIBIT D—[Intentionally omitted.]
EXHIBIT E—Definition of Shell Condition
EXHIBIT F—Cleaning Specifications
EXHIBIT G—Plan of Storage Space

LEASE AGREEMENT

        THIS LEASE AGREEMENT ("Lease") is made this 27th day of December 2000, by and between FARRAGUT CENTER LLC, a District of Columbia limited liability company, ("Landlord") and LECG, LLC, a California limited liability company ("Tenant").

W I T N E S S E T H

        1.    Definitions

        Except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Paragraph:

        A.    Definitions of Business Terms

          1.     Base Rent: The following per annum:

Lease Year	Base Rent Per Square Foot Per Annum	Annual Base Rent	Monthly Base Rent
1	$44.00	$2,156,044.00	$179,670.33
2	$44.88	$2,199,164.88	$183,263.74
3	$45.78	$2,243,265.78	$186,938.82
4	$46.70	$2,288,346.70	$190,695.56
5	$47.63	$2,333,917.63	$194,493.14
6	$49.63	$2,431,919.63	$202,659.97
7	$50.62	$2,480,430.62	$206,702.55
8	$51.63	$2,529,921.63	$210,826.80
9	$52.66	$2,580,392.66	$215,032.72
10	$53.71	$2,631,843.71	$219,320.31

          2.     Base Year: Calendar year 2001.

          3.     Broker: Trammell Crow Real Estate Services, Inc., as agent of Landlord, and Cushman Realty Corporation, as agent of Tenant.

          4.     Building: The building located at 1725 Eye Street, N.W., Washington, D.C., in which the Demised Premises are located. The term "Building" includes all portions of such building, the Demised Premises, the Common Areas and the garage.

          5.     Cost-of-Living Adjustment: [Intentionally omitted.]

          6.     Demised Premises: Approximately 49,001 rentable square feet of office space, consisting of (i) the approximately 24,516 rentable square feet comprising the entire eighth (8th) floor of the Building and known as Suite 800 and (ii) approximately 24,485 rentable square feet comprising the entire ninth (9th) floor of the Building and known as Suite 950, as measured in accordance with the Greater Washington Commercial Association of REALTORS(R) Standard Method of Measurement adopted June 13, 1995 (the "GWCAR Standard Method of Measurement"), as determined by Landlord, and modified to include a proportionate share of the conference center in the Building, as shown on the floor plan attached hereto as Exhibit A, and modified to include a proportionate share of that portion of the rentable area of the Conference Center (as hereinafter defined in Paragraph 56 hereof) in the Building which exceeds two thousand five hundred (2,500) square feet, which proportionate share shall be the same percentage as Tenant's Percentage of Increased Operating Expenses [as defined in Paragraph 1.A.15(1) hereof]. Within ninety (90) days following the Lease Commencement Date, Landlord's architect shall remeasure the Demised Premises and Building in accordance with the GWCAR Standard Method of Measurement and certify the results of said measurement to Landlord (the remeasurement as to the Demised Premises is referred to as the "Final Determination"). Landlord shall promptly provide a copy of such Final Determination to Tenant, and Tenant may elect to have Tenant's architect review and confirm said Final Determination in accordance with the GWCAR Standard of Measurement within ten (10) days following Landlord's delivery of said Final Determination to Tenant. In the event Tenant's architect disagrees with the Final Determination, Landlord's architect and Tenant's architect shall confer and, within five (5) business days of Tenant's architect's review, will endeavor to reach agreement as to the measurement of the Demised Premises in accordance with the GWCAR Standard Method of Measurement; provided, however, that in the event that after such conference, Tenant's architect and Landlord's architect do not agree as to the measurement, Landlord's architect shall certify the Final Determination of the measurement of the Demised Premises in accordance with the GWCAR Standard of Measurement and such determination shall be final and binding on Landlord and Tenant. The remeasurement of the Building by Landlord's architect in accordance with the GWCAR Standard Method of Measurement shall be final and binding on Landlord and Tenant. Within fifteen (15) days after the Final Determination of the rentable floor area of the Demised Premises and remeasurement of the Building, Landlord shall prepare, and Landlord and Tenant shall each promptly execute, an amendment to this Lease pursuant to which the Base Rent, Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs, Tenant's Percentage of Increased Real Estate Taxes and any other affected provisions of this Lease are recalculated to reflect such increase or decrease in the rentable floor area of the Demised Premises or Building, or both, which amendment shall be effective as of the Lease Commencement Date, even if executed after the Lease Commencement Date. However, the area and plan of the Demised Premises may change in the event of the exercise of any option to expand or contract the Demised Premises set forth in this Lease, and the Demised Premises will be remeasured following any such expansion or contraction in accordance with the GWCAR Standard Method of Measurement.

          7.     Guarantor: None.

          8.     Land: That parcel of land known as Lot 61 in Square 126 in Washington, D.C., including all easements, rights and appurtenances thereto.

          9.     Landlord's Address:

      c/o Cafritz Company
      Vice President—Commercial Management
      1825 K Street, N.W.
      Washington, D.C. 20006

          10.   Lease Commencement Date: May 1, 2001, or as may be adjusted pursuant to Paragraph 3.

          11.   Parking Spaces: Thirty (30).

          12.   Rent Commencement Date: The same date as the Lease Commencement Date, subject to abatement of a portion of the Base Rent as hereinafter provided in Paragraph 4(b) hereof.

          13.   Security Deposit: Seven Hundred Eighteen Thousand Six Hundred Eighty-One and 32/100 Dollars ($718,681.32).

          14.   Tenant's Legal Notice Address:

      Ms. Denise Wilkins
      Director of Operations
      LECG, LLC
      2000 Powell Street
      Suite 600
      Emeryville, California 94608

      And to:

      Ms. Tina Bussone
      Attention: Manager, Administrative Operations
      LECG, LLC
      1725 I Street, N.W.
      Washington, D.C. 20006

      With a copy to:

      Folger, Levin & Kahn LLP
      275 Battery Street
      23rd Floor
      San Francisco, California 94111
      Attention: Adam Sachs, Esq.

          15.   (1)  Tenant's Percentage of Increased Operating Expenses: 20.21% of Increased Operating Expenses, which shall be the number of square feet of rentable area in the Demised Premises divided by the total number of square feet of rentable area of office space and retail space in the Building (242,516 square feet as of the date of execution of this Lease).

          (2)   Tenant's Percentage of Increased Char Service Costs: 21.58% of Increased Char Service Costs, which shall be the number of square feet of rentable area in the Demised Premises divided by the total number of square feet of rentable area of office space in the Building (227,066 square feet as of the date of execution of this Lease).

          (3)   Tenant's Percentage of Increased Real Estate Taxes: 20.21% of Increased Real Estate Taxes, which shall be the number of square feet of rentable area in the Demised Premises divided by the total number of square feet of rentable area of office space and retail space in the Building (242,516 square feet as of the date of execution of this Lease).

          16.   Term: Ten (10) years, plus all renewal periods of this Lease as set forth in Paragraph 55 hereof.

        B.    Additional Definitions

          1.     Additional Rent: Any amounts required to be paid by Tenant under the terms of this Lease (including, but not limited to the payments to be made pursuant to Paragraphs 6 and 9, but not including Monthly Base Rent) and any charges or expenses paid or incurred by Landlord on behalf of Tenant.

          2.     Adjustment Date: [Intentionally omitted.]

          3.     Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Demised Premises, the Building or the Land, including, but not limited to, the installation, substitution, alteration, or modification of carpeting, partitions, fixtures, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures and wiring of any kind (but excluding wiring to the extent a permit is not required therefor), hardware, locks, ceilings, window and wall coverings and the like.

          4.     Common Areas: Those areas of the Building and/or Land, as the case may be, made available by Landlord for use by Tenant in common with Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants.

          5.     Consumer Price Index: [Intentionally omitted.]

          6.     Ground Leases: All ground and other underlying leases from which Landlord's title to the Land and/or the Building is or may in the future be derived. "Ground Lessors" shall denote those persons and entities holding such ground or underlying leases.

          7.     Holidays: New Year's Day, Martin Luther King, Jr.'s Birthday, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, in addition to such future holidays (if any) designated by a future executive order of the President of the United States or by a future Act of Congress and selected by Landlord to be observed as additional holidays at the Building.

          8.     (1)  Increased Operating Expenses: Operating Expenses for any calendar year in excess of all Operating Expenses incurred during the Base Year.

          (2)   Increased Char Service Costs: Char Service Costs for any calendar year in excess of Char Service Costs incurred during the Base Year.

          (3)   Increased Real Estate Taxes: Real Estate Taxes incurred during any calendar year in excess of Real Estate Taxes incurred during the Base Year.

          9.     Landlord's Work: [Intentionally omitted.]

          10.   Lease Year: That period of twelve (12) consecutive calendar months commencing on the first day of the calendar month in which the Lease Commencement Date occurs, and each consecutive twelve-month period thereafter.

          11.   Monthly Base Rent: Equal monthly installments of one-twelfth (1/12th) of the Base Rent.

          12.   Operating Expenses: Any and all expenses incurred by Landlord in each calendar year in connection with the ownership, operation, management, maintenance and repair of the Building and the Land, excluding Char Service Costs which are treated separately in Paragraph 6 below. By way of example, but without limitation, Operating Expenses shall include any and all of the following: salaries, wages, medical, surgical and general welfare benefits (including health, accident and group life insurance) and pension payments for employees of Landlord engaged in the operation, management, maintenance or repair of the Building; payroll taxes; license fees, costs incurred to achieve compliance with governmental laws, rules, regulations and orders; electricity and other utilities (except as charged directly to tenants); repairs and maintenance but not costs of repairing, improving or altering any space in preparation for occupancy of any new or renewal tenant; cost of materials; any local or state surcharges or special charges; utility taxes; water and sewer charges; capital expenditures made by Landlord during the Term, provided, that such expenditures shall be limited to (i) those replacements of Building elements with other Building elements and improvements which serve similar purposes and which in Landlord's reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce Operating Expenses (to an extent reasonably commensurate with the costs such replacements or improvements) as they relate to the item which is the subject of the capital expenditure or which are reasonably anticipated by Landlord to reduce the rate of increase in Operating Expenses (to an extent reasonably commensurate with the costs of such replacements or improvements) as they relate to the item which is the subject of the capital expenditure from what it otherwise would have been in the absence of such capital expenditure) and will not change the character of the Building, and (ii) those replacements and improvements which are required to comply with the requirements of any laws, regulations, or insurance or utility company requirements, except with respect to conditions and laws existing as of the Lease Commencement Date, together with any financing charges incurred in connection therewith, provided that such costs shall be amortized over the useful life of the improvements and only the portion attributable to the calendar year for which the calculation is being made shall be included in Operating Expenses for that calendar year; premiums for casualty, liability, elevator, worker's compensation, boiler and machinery, sprinkler leakage, rent loss, use and occupancy or other insurance; access control system and lobby attendant; Building supplies; uniforms and dry cleaning; consulting fees to the extent that they relate to the management or operation of the Building which consulting fees shall be appropriately allocated (as reasonably determined by Landlord) if such consulting fees do not relate solely to the Building; costs of continuing education for Landlord's on-site employees [including an appropriate allocation (as reasonably determined by Landlord) of any of such costs related to Landlord's employees which are part-time on- site employees] for education regarding the operation and maintenance of Building systems, including, but not limited to, such education as is required to maintain any license pertaining to any such employee's employment and the cost of any such license [it being agreed that Tenant's Percentage of such costs in any calendar year shall not exceed Two Thousand Five Hundred Dollars ($2,500.00), as such amount is increased, commencing on January 1, 2002 and on each January 1 thereafter during the Term, by three percent (3%) on a compounded basis] and professional and trade association dues for Building management staff; concierge expenses; environmental expenses; vault space rentals and public space rentals; any costs, charges or other assessments made by or for any entity operating a business improvement district in which the Building is located; recycling expenses; personal property taxes; window cleaning; trash removal; snow removal; repair and maintenance of the grounds, including costs of landscaping, gardening and planting; service or management contracts with independent contractors, including, but not limited to access control and energy management services; management fees, which (A) shall be deemed to be, and shall be calculated as, an amount equal to three percent (3%) of all gross revenues from the Building during the calendar year for which the management fee is being calculated (including, but not limited to, the Base Year), notwithstanding the fact that the rate of the management fee actually paid by Landlord for such calendar year may be less than or greater than three percent (3%) of all gross revenues from the Building, and (B) shall be grossed up for any calendar year (including, but not limited to, the Base Year) to include in gross revenues from the Building any "free rent" or rent abatement with respect to any portion of such calendar year; legal and accounting fees (subject to the exclusions set forth below); costs of operation, use, maintenance, and repair of the Conference Center (as hereinafter defined) in the Building; rent for a management office in the Building; telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building, and all other expenses and charges of any nature whatsoever, whether or not herein mentioned, which are incurred by Landlord in connection with the ownership, operation, management, maintenance and repair of the Building and the Land.

          Operating Expenses shall not include any of the following expenses: capital improvements and expenses for work which Landlord performs for specific tenants; interest and amortization of funds borrowed by Landlord, whether secured or unsecured; leasing commissions incurred in procuring tenants for the Building; income, excess profits, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building; Real Estate Taxes; and costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed for same by insurance proceeds.

            (a)   Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not include the following items:

              (i)    Any ground lease rental, except to the extent that it is for Real Estate Taxes, insurance premiums or the like;

              (ii)   Depreciation, amortization and rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which, if purchased, rather than rented, would constitute a capital expenditure which is specifically excluded pursuant to the first subparagraph of this Paragraph 1.B.12 (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

              (iii)  Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed therefor by insurance proceeds;

              (iv)  Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants' or other occupants' improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

              (v)   Marketing costs including, without limitation, leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

              (vi)  Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building;

              (vii)   Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

              (viii)   Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Land (except as otherwise expressly permitted by this Paragraph 1.B.12;

              (ix)  Landlord's general corporate overhead and general and administrative expenses;

              (x)   Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Building or wherever Tenant is granted its parking privileges and/or all fees paid to any parking facility operator (on or off the land), provided, however, that if Landlord provides such parking to Tenant free of charge or at a reduced rate, to the extent that Tenant's Percentage Share of such expenses exceeds any amount paid by Tenant for such parking, these expenses may be included as a part of Operating Expenses;

              (xi)  Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs other than those signs regarding emergency services of if required by law;

              (xii)   Electric power costs for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or sub-metered and pays Landlord directly, provided, however, that if any tenant in the Building contracts directly for electric power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for the Building shall be "grossed up" to reflect what those costs would have been had each tenant in the Building used the Building-standard amount of electric power;

              (xiii)   Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of the retail and restaurant operations in the Building, except to the extent the square footage of such operations are included in the rentable square feet of the Building and do not exceed the services, utility and tax costs which would have been incurred had the retail and/or restaurant space been used for general office purposes;

              (xiv)   Tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; provided that Tenant was then current in the payment of all Rent due and payable under this Lease;

              (xv)   Costs arising from the gross negligence or willful misconduct of other tenants (to the extent recovered from such other tenants) or Landlord or its agents, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of Building materials;

              (xvi) Notwithstanding anything to the contrary contained in this Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by applicable laws in effect on the date the Lease is executed) in or about the Demised Premises, the Building or the site including, without limitation, hazardous substances in the ground water or soil, not placed in the Demised Premises, the Building or the site by Tenant;

              (xvii)  Costs arising from Landlord's charitable or political contributions, except trade association fees and dues, it being agreed that such trade association fees and dues shall be included in the Base Year and that Tenant's Percentage of such trade association fees and dues in any calendar year shall not exceed Two Thousand Five Hundred Dollars ($2,500.00), as such amount is increased, commencing on January 1, 2002 and on each January 1 thereafter during the Term, by three percent (3%) on a compounded bases;

              (xviii)  Except to the extent includable in Operating Expenses as a capital expenditure above (which shall continue to be includable therein), Operating Expenses shall exclude costs arising from latent defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof, to the extent that Landlord is reimbursed therefor by insurance proceeds and warranties;

              (xix) Costs arising from any mandatory or voluntary special assessment on the Building or the Land by any transit district authority or any other governmental entity having the authority to impose such assessment, except Business Improvement District assessments;

              (xx) Costs, other than those incurred in ordinary maintenance (for such objects as may be located within the Common Areas) for sculptures, paintings or other objects of art in the event that any of same are of investment quality, other than (A) permitted Building signage and (B) holiday decorations;

              (xxi) Costs (including in connection therewith all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Land;

              (xxii)  Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with monetary disputes with other tenants and non-monetary disputes with other tenants to the extent that they are collected by Landlord from other tenants;

              (xxiii)  Costs of any "tap fees" or any sewer or water connection fees for the benefit of any particular tenant in the Building;

              (xxiv)  Costs incurred in connection with any environmental clean-up, response action, or remediation on, in, under or about the Premises or the Building of the Land, including but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management thereof;

              (xxv)  Any travel expenses outside of the Washington, D.C. metropolitan area for any purpose, and any entertainment (except Building functions to which all tenants of the Building are invited);

              (xxvi)  Any flowers, gifts or balloons provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents to the extent not made available to all tenants of the Building;

              (xxvii)  Any "validated" parking for any entity;

              (xxviii)  Any "finders fees", brokerage commissions, job placement costs or job advertising costs, other than with respect to a receptionist or secretary in the Building office, once per year;

              (xxix)  Any "above-standard" cleaning, including, but not limited to, construction cleanup or special cleanings associated with parties or events and specific tenant requirements in excess of services provided to Tenant, including related trash collection, removal, hauling and dumping;

              (xxx)  The cost of any magazine, newspaper, trade or other subscriptions; and

              (xxxi)  "In-house" legal and/or accounting fees.

          "Char Service Costs" are any and all expenses incurred for char service in or about office space in the Building.

          In the event that, during any calendar year or portion thereof during the Term (including, but not limited to, the Base Year), Landlord shall furnish any utility or service which is included in the definition of Operating Expenses or Char Service Costs to less than ninety-five percent (95%) of the rentable area of the Building because (i) less than all of the rentable area of the Building is occupied, (ii) any such utility or service is not desired or required by any tenant, or (iii) any tenant is itself obtaining or providing any such utility or service, then the Operating Expenses or Char Service Costs, or both, as applicable, for such calendar year (including, but not limited to, the Base Year) shall be increased to equal the total expenses that Landlord reasonably estimates it would have incurred if Landlord had provided all such utilities and services to ninety-five percent (95%) of the rentable area of the Building for the entire calendar year. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the janitorial contractor's charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been ninety-five percent (95%)

  occupied during the entire calendar year, janitorial charges for such calendar year would have been Ninety-Five Thousand Dollars ($95,000) and to compute the Char Service Costs for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land.

          13.   Real Estate Taxes: Taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Building or the Land, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Building or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system, and whether or not based on or measured by the receipts or revenues from the Building or the Land (including all taxes and assessments for public improvements or any other governmental purpose and any gross receipts or similar taxes). Real Estate Taxes shall include the reasonable expenses (including but not limited to reasonable attorneys' fees) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments. In making the decision to attempt to obtain a reduction of such taxes, rates or assessments Landlord shall make reasonable efforts to determine that such expenses are in Landlord's judgment not excessive. The term Real Estate Taxes shall specifically exclude any capital levy, franchise, transfer or recordation taxes, as well as any other interest or penalty arising by reason of late payment of any Real Estate Taxes, so long as the reason for such late payment was not contributed to by Tenant's failure to pay any portion of Rent which was due and payable under this Lease. Real Estate Taxes shall also exclude any federal or state tax which is assessed upon Landlord's net income, i.e. any tax which will directly vary based upon the amount of Landlord's net income (for example, the present District of Columbia Unincorporated Business Tax). The foregoing exclusion is not intended to exclude a tax which is based upon an assessment which takes into consideration, among other factors, the Landlord's net rents or net income, which latter tax shall be included in Real Estate Taxes.

          14.   Rent: All Base Rent and Additional Rent.

          15.   Tenant's Personal Property: All equipment, machinery, improvements, furniture, furnishings and other property now or hereafter installed or placed in or on the Demised Premises by and at the sole expense of Tenant or with Tenant's permission (other than any property of Landlord) with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Demised Premises, the Building, or the Land, and (b) is removable without damage to the Demised Premises, the Building, or the Land, and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property shall not include any Alterations or any improvements or other property installed or placed in or on the Demised Premises as part of Tenant's work, whether or not any such property was purchased or installed at Tenant's expense.

        2.    Demised Premises

        For and in consideration of the Rent reserved and the mutual covenants contained in this Lease, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease and accept from Landlord, the Demised Premises for the Term and upon the terms and conditions set forth in this Lease. It is specifically understood that for purposes of calculating any payments or prorations hereunder, the number of rentable square feet set forth in Paragraph 1.A.6 above shall control. Any approximations of such square footage shall in no way affect the payment of Rent under this Lease should any variance be found to exist between said approximation and the actual square footage.

        3.    Term

          3.1    Initial Term.    The Term shall begin on the Lease Commencement Date and shall end on (a) the day preceding the tenth (10th) anniversary of the Lease Commencement Date, if the Lease Commencement Date occurs on the first day of a month or (b) the last day of the month which includes the tenth (10th) anniversary of the Lease Commencement Date, if the Lease Commencement Date occurs on a day which is other than the first day of a month, unless sooner terminated in accordance with the terms of this Lease.

          3.2    Adjustment of Lease Commencement Date.

            (a)   If Tenant commences beneficial use of the Demised Premises prior to any date specified as the Lease Commencement Date under any provision of Paragraph 1.A.10 or any provision of this Paragraph 3.2, the Lease Commencement Date shall be the date on which Tenant commences beneficial use of the Demised Premises (irrespective of whether Tenant's Work is substantially complete). Notwithstanding the foregoing sentence, in no event [except as provided in Paragraph 3.2(d) hereof] shall the Lease Commencement Date be later than May 20, 2001. Tenant shall be deemed to have commenced beneficial use of the Demised Premises when Tenant begins commencing conducting business in the Demised Premises and such beneficial use shall be deemed to be an acceptance of the nature and sufficiency of the Demised Premises.

            (b)   Provided that on or before January 1, 2001 Landlord (i) delivers possession of the Demised Premises (in Shell Condition pursuant to Paragraph 16.1 hereof) to Tenant, or (ii) provides access to Tenant's general contractor or subcontractors for the purpose of performing Tenant's Work (as defined in Paragraph 16.1 hereof) and prior to May 1, 2001 Tenant substantially completes Tenant's Work (as reasonably determined by Landlord's architect) but Tenant has not commenced beneficial use of the Demised Premises (as defined in Paragraph 3.2 (a)), then the Lease Commencement Date shall be the earlier of (i) May 1, 2001, or (ii) the date on which Tenant commences beneficial use of the Demised Premises (as defined in Paragraph 3.2(a)), but in no event (including, without limitation, an event of Force Majeure described in Paragraph 42 hereof) shall the Lease Commencement Date be later than May 20, 2001.

            (c)   Provided that on or before January 1, 2001 Landlord (i) delivers possession of the Demised Premises (in Shell Condition pursuant to Paragraph 16.1 hereof) to Tenant, or (ii) provides access to Tenant's general contractor or subcontractors for the purpose of performing Tenant's Work (as defined in Paragraph 16.1 hereof) and on or after May 1, 2001 Tenant substantially completes Tenant's Work (as reasonably determined by Landlord's architect), then the Lease Commencement Date shall be the date on which Tenant so substantially completes Tenant's Work [notwithstanding Paragraph 3.2(a) above and irrespective of whether Tenant commences conducting business in the Demised Premises] but in no event (including, without limitation, any event of Force Majeure described in Paragraph 42 hereof) shall the Lease Commencement Date be later than May 20, 2001.

            (d)   If Landlord for any reason does not, until a date which is after January 1, 2001, either (i) deliver possession of the Demised Premises (in Shell Condition pursuant to Paragraph 16.1 hereof) to Tenant or (ii) provide access to Tenant's general contractor and subcontractors for the purpose of performing Tenant's Work (as defined in Paragraph 16.1 hereof) (each of the delivery of possession in clause (i) or provision of access in clause (ii) is referred to herein as a "Landlord Condition"), then a Landlord Delay shall be deemed to have occurred and the May 1, 2001 date set forth in Paragraph 1.A.10. of this Lease shall be extended one day for each day during the period commencing on January 2, 2001 through and including the date on which Landlord satisfies either of the Landlord Conditions (such extended date being referred to as the "Extended Date") and in such event the Extended Date shall be the Lease Commencement Date, subject to adjustment as follows:

              (1)   Subject to clause (3) below, if Tenant substantially completes Tenant's Work (as reasonably determined by Landlord's architect) prior to such Extended Date, the Lease Commencement Date shall be the earlier of (x) the Extended Date, or (y) the date on which Tenant commences conducting business in the Demised Premises; or

              (2)   Subject to clause (3) below, if Tenant substantially completes Tenant's Work (as reasonably determined by Landlord's architect) on or after the Extended Date, the Lease Commencement Date shall be the date on which Tenant so substantially completes Tenant's Work; or

              (3)   If this Paragraph 3.2(d) is applicable and under any circumstances (including, without limitation, an Event of Force Majeure described in Paragraph 42 hereof) the Lease Commencement Date would be a date which is later than one hundred forty (140) calendar days after the date on which Landlord has satisfied either of the Landlord Conditions, then the Lease Commencement Date shall be that date which is 140 calendar days after the date on which Landlord has satisfied either of such Landlord Conditions.

            The Lease Commencement Date may occur after May 20, 2001 only as provided in this Paragraph 3.2(d) and not under any other circumstances.

            (e)   In the event that on or before January 20, 2001 Landlord does not deliver the Demised Premises to Tenant (in Shell Condition pursuant to Paragraph 16.1 hereof) or provide such access to Tenant's general contractor or subcontractors for the purpose of performing Tenant's Work (as defined in Paragraph 16.1 hereof) for any reason (including, but not limited to, the existence of any circumstance which would otherwise be subject to the provisions of Paragraph 42 hereof, but excluding any reason which is the result of any act or omission on the part of Tenant which delays, impedes, interferes with or precludes Landlord's delivery of the Demised Premises to Tenant in Shell Condition, or providing such access as aforesaid), and in the event that such delay by Landlord is the sole cause of substantial completion of Tenant's Work being delayed beyond May 31, 2001 (as reasonably determined by Landlord's architect), then, for so long as Tenant has not commenced conducting business in the Demised Premises, in such event Landlord shall pay to Tenant as liquidated damages (and as Tenant's sole remedy) the amount of Thirty-One Thousand Seven Hundred Thirty-Three and 53/100 Dollars ($31,733.53) per calendar month for each month or portion thereof after May 31, 2001 that substantial completion of Tenant's Work does not occur solely as a result of such delay by Landlord in so delivering the Demised Premises or providing access as aforesaid. However, if any such delay is primarily the result of any act or failure to act by Tenant, its agents or employees, no such amount per day shall be payable to Landlord.

            Landlord shall also use reasonable efforts to substantially complete construction of the Building lobby by April 1, 2001, and Landlord shall in fact substantially complete construction of the Building lobby by the Lease Commencement Date.

            (f)    For purposes of this Paragraph 3, Tenant's Work shall be considered "substantially complete" on the date on which Tenant's Work has been completed in conformity with Tenant's Plans, except for (a) punchlist items of construction, which do not materially interfere with Tenant's use of the Demised Premises, or (b) custom or specialty items and other items which cannot be completed until said custom or specialty items are delivered or work requiring use of such items is completed.

          3.3    Declaration.    Landlord and Tenant agree to execute a Declaration, in the form attached hereto as Exhibit B, to confirm the Lease Commencement Date, the Rent Commencement Date,

  and the Term. Failure to execute the Declaration shall not affect the commencement or expiration of the Term.

          3.4    Effective Date.    The rights and obligations set forth in this Lease, except for the obligation to pay Base Rent and the Additional Rent provided for in Paragraph 6 hereof and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

        4.    Rent; Monthly Base Rent

            (a)   The first full payment of Monthly Base Rent shall be due and payable upon the Rent Commencement Date and each subsequent payment of Monthly Base Rent shall be due and payable on the first day of each and every month following the Rent Commencement Date during the Term. If the Rent Commencement Date is a date other than the first day of a month, then Monthly Base Rent for the period commencing with and including the Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one- thirtieth (1/30th) of the Monthly Base Rent per day and shall be due and payable on the Rent Commencement Date and the first full payment of Monthly Base Rent shall be applied to the first full month immediately following the Rent Commencement Date. All payments of Rent shall be payable to Landlord or its designated agent, c/o Cafritz Company, Attn: Financial Services Department, 1825 K Street, N.W., Washington, D.C. 20006, in lawful money of the United States, without previous notice or demand and without deduction, set-off or counterclaim whatsoever. Landlord shall have the right to change the place where Rent shall be paid, by written notice to Tenant.

            (b)   Subject to Paragraph 20.2(d), Monthly Base Rent shall be abated with respect to a portion of the Demised Premises which comprises 8,898 rentable square feet, in the amount of Thirty-Two Thousand Six Hundred Twenty-Six Dollars ($32,626.00) per month, for each of the first six (6) months of the Term of this Lease.

        5.    Cost-of-Living Adjustment    [Intentionally omitted.]

        6.    Increases in Operating Expenses, Char Service Costs and Real Estate Taxes

          6.1    Tenant's Share.    Commencing on the first (1st) anniversary of the Lease Commencement Date, for each calendar year or fraction thereof during the Term, Tenant shall pay to Landlord Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs, and Tenant's Percentage of Increased Real Estate Taxes.

          6.2    Monthly Payments.    Prior to determination of the actual amount payable by Tenant under Paragraph 6.1, commencing on the first (1st) anniversary of the Lease Commencement Date Tenant shall make monthly installment payments toward such share on an estimated basis, based on Landlord's reasonable estimate of Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs, and Tenant's Percentage of Increased Real Estate Taxes for such calendar year. Tenant shall pay Landlord, commencing with the first installment of Monthly Base Rent payable on or after the first anniversary of the Lease Commencement Date, and on the first day of each month thereafter, (i) one-twelfth (l/12th) of Landlord's estimate of Tenant's Percentage of Increased Operating Expenses, (ii) one-twelfth (1/l2th) of Landlord's estimate of Tenant's Percentage of Increased Char Service Costs, and (iii) one-twelfth (l/12th) of Landlord's estimate of Tenant's Percentage of Increased Real Estate Taxes. Notwithstanding the foregoing provisions of this Paragraph 6.2, in determining such estimated payments of Tenant's Percentage of Increased Operating Expenses for any such calendar year, the portion of Increased Operating Expenses estimated for the entire Building for such calendar year which constitute estimated Controllable Operating Expenses for the Building (as hereinafter defined) shall not exceed one hundred five percent (105%) of the amount of estimated

  Controllable Operating Expenses for the Building (as hereinafter defined) for the immediately preceding calendar year (the "Estimated Controllable Operating Expenses Cap"); provided, however, that the Estimated Controllable Operating Expenses Cap (i) will not be implemented and applied unless Landlord overestimates (by comparison to the actual amount of Controllable Operating Expenses for the Building) the Controllable Operating Expenses estimated for the Building by more than five percent (5%) in each of two (2) consecutive calendar years, and (ii) will not be implemented or applied in any way which would require Landlord to change any estimated payment amount after the calendar year has commenced. As used herein, "Controllable Operating Expenses for the Building" shall mean all Operating Expenses for the Building except for (i) license and permit fees of any nature, (ii) property taxes, personal property taxes or other taxes of any nature, except to the extent that any of same are excluded from Operating Expenses pursuant to Paragraph 1.B.12 hereof, (iii) utilities costs, (iv) insurance premiums and costs, (v) costs of snow removal, (vi) costs of compliance with governmental requirements (including, without limitation, minimum wage requirements), (vii) vault space rentals and public space rentals, and (viii) costs of trash removal; provided always, however, that the foregoing shall only apply to the calculation of estimated payments as aforesaid under this Paragraph 6.2 and shall not apply any cap to, or modify the calculation of, or modify Tenant's obligation to pay, Tenant's Percentage of Increased Operating Expenses under Paragraph 6.1 hereof.

          If Landlord does not determine its estimate for the then current year of Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs, and Tenant's Percentage of Increased Real Estate Taxes until February 1 or later, the first such installments after such estimate shall include the monthly payments retroactive to January 1 of the same calendar year.

          6.3    Expense Statements.    After the end of the calendar year which includes the first (1st) anniversary of the Lease Commencement Date, and after the end of each calendar year thereafter, Landlord shall determine the Increased Operating Expenses, Increased Char Service Costs and Increased Real Estate Taxes for such calendar year. Landlord shall provide to Tenant after the end of each calendar year a statement of the amount payable as Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs and Tenant's Percentage of Increased Real Estate Taxes. Within thirty (30) days after the delivery of such statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs and Tenant's Percentage of Increased Real Estate Taxes and the estimated payments made by Tenant toward such amounts in accordance with Paragraph 6.2. In the case of excess estimated payments (which Landlord shall determine to the extent information is available within 180 days after the end of such calendar year, except for Real Estate Taxes), such excess shall be credited to Tenant pro rata over the following calendar year (commencing not later than 180 days after the end of such calendar year and subject to further adjustment as to unavailable information and Real Estate Taxes), provided, however, that if the Lease shall have expired, Landlord shall refund such excess, without interest, within forty-five (45) days following the delivery of the expense statement. In the event the Term commences or expires during a calendar year, Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs and Tenant's Percentage of Increased Real Estate Taxes shall be determined by multiplying the amount of each applicable Tenant's Percentage for the full calendar year by a fraction, the numerator of which is the number of calendar months during such calendar year falling within the Term and the denominator of which is 12. Tenant's liability for the final payment of Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs and Tenant's Percentage of Increased Real Estate Taxes shall survive the expiration of the Term.

          6.4    Real Estate Tax Contests.    If there is any change by the taxing body in the period for which any of the Real Estate Taxes are levied, assessed or imposed, Landlord shall have the right, in its reasonable discretion, to make appropriate adjustments with respect to computing increases in Real Estate Taxes provided Tenant is not thereby unduly prejudiced. Real Estate Taxes which are being contested by Landlord shall be included for purposes of computing Tenant's Percentage of Increased Real Estate Taxes under this paragraph, but if Tenant shall have paid an amount of Real Estate Taxes because of such inclusion of contested Real Estate Taxes and Landlord thereafter receives a refund of such Taxes, Tenant shall be credited with the excess toward estimated payments of Increased Real Estate Taxes proportionate with the refund of Increased Real Estate Taxes, reduced by the proportionate cost of obtaining such refund. The credit shall be prorated over the following calendar year. Landlord shall have no obligation to contest, object to or litigate any levying, assessment or imposition of Real Estate Taxes, and may settle, compromise, consent to, waive or otherwise determine any such Real Estate Taxes without the consent of Tenant.

          6.5    Audit Procedures.    Each Operating Expenses, Char Services and Real Estate Taxes statement given by Landlord pursuant to this Lease shall be conclusive and binding upon Tenant unless, within seven hundred thirty (730) calendar days after the receipt of the statement, Tenant shall notify Landlord in writing that it disputes the correctness of the statement, specifying the particular respects in which the statement is claimed to be incorrect (the "Tenant Audit Notice"). Tenant shall have the right to employ an independent auditor employed only on a non-contingent fee basis to assist Tenant to inspect and audit Landlord's books and records relating to Operating Expenses, Char Services and Real Estate Taxes for the calendar year in question, but Tenant shall have no right to audit any calendar year more than once or to audit any period more than two (2) years before the date of the Tenant Audit Notice given as aforesaid. If Tenant elects to employ such independent auditor, Tenant shall provide Landlord not less than fifteen (15) days notice of the date(s) on which such accountant desires to examine Landlord's books and records during regular business hours, and Landlord shall cooperate with Tenant and such auditor, and shall provide same with access to Landlord's books and records, which audit or inspection shall be conducted in Landlord's management office in the Washington, D.C. metropolitan area where such books and records are kept, which is currently located at Cafritz Company, 1825 K Street, N.W., Washington, D.C. All information provided by Landlord pursuant to this Paragraph 6.5 shall be confidential, and shall not be disclosed by Tenant or such auditor to any third party (other than arbitrators appointed in the event of a dispute as hereinafter provided). If as a result of such audit, Tenant continues to dispute the correctness of the statement, and if such dispute shall not have been settled by agreement, either party may submit the dispute to arbitration within sixty (60) days after Landlord's receipt of written notice from Tenant that Tenant disputes the statement in question. The decision of any board of arbitration pursuant to an arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, shall be binding on all parties. Pending the resolution of such dispute by agreement or arbitration as aforesaid, Tenant shall pay all Rent and Additional Rent due under this Lease, including the amount of Tenant's Percentage of Increased Operating Expenses, the amount of Tenant's Percentage of Increased Char Service Costs, the amount of Tenant's Percentage of Increased Real Estate Taxes, or all of them, as the case may be, as are claimed by Landlord in accordance with the statement, without prejudice to Tenant's position, as herein provided. If the dispute shall be resolved in Tenant's favor and it is determined that the Tenant's Percentage of Operating Expenses, Tenant's Percentage of Increased Char Service Costs or Tenant's Percentage of Real Estate Taxes set forth on the annual statement delivered by Landlord in any category were more than 105% of Tenant's Percentage of the Operating Expenses, Tenant's Percentage of Increased Char Service Costs or Tenant's Percentage of Real Estate Taxes, respectively, set forth on the corrected statement, Landlord shall promptly pay to Tenant the amount of Tenant's overpayment and Tenant's costs (including reasonable attorneys' and accountants' fees) directly related to the audit and arbitration proceeding. If the dispute shall be resolved in Tenant's favor and it is determined that the delivered statement was not more than 105% of the corrected statement in any category, each party shall pay its own costs related to the arbitration (and share equally any common costs, but not the cost of Tenant's in-house accountant), and Landlord shall promptly pay to Tenant the amount of Tenant's overpayment. If the dispute shall be resolved in Landlord's favor, Tenant shall promptly pay all costs and expenses (including reasonable attorneys' and accountants' fees) incurred by Landlord in connection with such dispute, including those directly related to the arbitration.

        7.    Sales, Use or Other Taxes

        If during the Term, any governmental authority having jurisdiction levies, assesses or imposes any tax on Landlord, the Demised Premises, the Land or the Building or the rents payable hereunder, in the nature of a sales tax, a use tax (including a gross receipts tax) or any other tax except (a) income taxes (including corporate franchise or unincorporated business taxes); (b) estate or inheritance taxes; or (c) Real Estate Taxes, Tenant shall pay the same to Landlord as Additional Rent at the time of, and together with, the first payment of Monthly Base Rent due following receipt by Tenant of written notice of the amount of such tax. If any such tax is levied, assessed or imposed and the amount of the tax required to be paid by Tenant is not ascertainable because the tax relates to more than the Demised Premises or the rents payable hereunder, then Tenant shall pay such share of the total taxes that Landlord shall reasonably estimate.

        8.    Personal Property Taxes

          8.1    Levied on Tenant.    Tenant shall pay, before delinquency, all taxes, assessments, license fees and other charges that are levied or assessed against Tenant's Personal Property installed or located in or on the Demised Premises and against the value of leasehold improvements that become payable during the Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

          8.2    Levied on Landlord.    If any taxes on Tenant's Personal Property are levied against Landlord or Landlord's property, or if the assessed value of the Land or the Building is increased by the inclusion of a value placed on Tenant's Personal Property, and if Landlord pays the taxes on any of these items or the taxes based on the increased assessment of these items, Tenant, on demand, shall reimburse Landlord for the sum of the taxes levied against Landlord, or the proportion of the taxes resulting from the increase in Landlord's assessment. Landlord shall have the right to pay these taxes regardless of the validity of the levy.

        9.    Late Charge; Interest

        All payments of Additional Rent shall be paid to Landlord, without notice or demand, and without any setoff, deduction (except as otherwise specifically provided herein) or counterclaim whatsoever, with the installment of Monthly Base Rent next due after such Additional Rent shall have accrued. Nothing contained in Paragraphs 6, 7, and 8 shall be construed at any time to reduce the amount of Monthly Base Rent as increased each year. Notwithstanding any dispute which may arise in connection with the computation or estimate of the amount of Additional Rent due, Tenant shall be obligated to pay the amount specified by Landlord, pending the resolution of any dispute. Any installment of Monthly Base Rent or Additional Rent not paid within five (5) days of the due date thereof shall be subject to a late charge of five percent (5%) of such installment. In addition, commencing on the thirtieth (30th) day after the due date, any such unpaid installment shall bear interest until paid at the rate of eighteen percent (18%) per annum. Notwithstanding the foregoing, for each of the first two (2) occasions during any consecutive period of twenty-four (24) months where a late charge would be due (and Tenant received notice thereof from Landlord) under the preceding sentences, Landlord shall waive such first two (2) late charges to which it would otherwise be entitled pursuant to this Paragraph

9 if any installment of Monthly Base Rent or Additional Rent which was not paid on its due date is paid not later than the fifth (5th) day following such due date. In the event any payment from Tenant by check is returned by the financial institution on which it is drawn for any reason, a service charge of One Hundred Dollars ($100.00) shall be due and payable as Additional Rent in addition to the late charge set forth above. In addition, Tenant shall pay to Landlord, within ten (10) days of receipt of an invoice therefor, any fee imposed upon Landlord by its bank as a result of any returned check. Tenant's obligations to pay any amounts of Additional Rent shall survive the expiration or termination of this Lease.

        10.    Deposits

          10.1    First Installment of Monthly Base Rent    [Intentionally omitted.]

          10.2    Security Deposit.    Landlord also acknowledges receipt from Tenant of the Security Deposit to be held as collateral security and not prepaid rent, for the payment of Monthly Base Rent and Additional Rent and for the faithful performance by Tenant of all other covenants, conditions and agreements of this Lease. Landlord shall maintain the Security Deposit in a separate interest-bearing account, which Security Deposit shall be repaid to Tenant, with such interest as is earned thereon in such account, after the termination of this Lease, provided Tenant shall have made all such payments and performed all such covenants and agreements of this Lease; provided, however, that (i) the Security Deposit shall be reduced by Three Hundred Fifty-Nine Thousand Three Hundred Forty and 66/100 Dollars ($359,340.66) upon the expiration of sixty (60) days following the later to occur of (a) occupancy by Tenant and its approved subtenants of all of the Demised Premises or (b) the Lease Commencement Date, if as of such sixtieth (60th) day there has not occurred any Event of Default on the part of Tenant under this Lease between the date of execution hereof and such sixtieth (60th) day and there is not then pending any Pending Default, which shall mean any circumstance which, with the giving of notice, the passage of time or both would constitute an Event of Default, and (ii) upon the expiration of the fifth (5th) Lease Year, the Security Deposit shall be further reduced by One Hundred Seventy-Nine Thousand Six Hundred Seventy and 33/100 Dollars ($179,670.33) if there has not been any Event of Default on the part of Tenant under this Lease between the date of execution hereof and the expiration of said fifth (5th) Lease Year and there is not then pending any Pending Default; provided, however, that if at the time that any reduction in the Security Deposit is scheduled to occur all other conditions as set forth above concerning the scheduled reduction in the Security Deposit have been satisfied, then the scheduled reduction in the Security Deposit shall be deferred until the Pending Default has been cured, at which time such scheduled reduction in the Security Deposit shall occur. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. If any of the Rent payable by Tenant to Landlord shall be overdue and unpaid, or should Landlord make payments on behalf of Tenant, or should Tenant fail to perform any of the terms of this Lease, then Landlord, at its option and without prejudice to any other remedy which Landlord may have on account thereof, may appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Monthly Base Rent or Additional Rent or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant upon demand shall restore the Security Deposit to the original sum deposited. In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Monthly Base Rent and any Additional Rent due Landlord under the terms and conditions contained in this Lease.

          10.3    Transfer of Landlord's Interest.    In the event of a sale or transfer of Landlord's estate or interest in the Land and Building, Landlord shall transfer the Security Deposit to the vendee or transferee, and Landlord shall be considered released by Tenant from all liability for the return of the Security Deposit. Tenant shall look solely to the transferee for the return of the Security Deposit, and it is agreed that all of the foregoing shall apply to every transfer or assignment made of the Security Deposit to a new transferee. No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all of such sum (or any other or additional security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to the assignor with respect to the return of the Security Deposit.

          10.4    Landlord Remedies.    No right or remedy available to Landlord in this Lease shall preclude or extinguish any other right to which Landlord may be entitled. It is understood that if Tenant fails to perform its obligations and to take possession of the Demised Premises as provided in this Lease, the first installment of Monthly Base Rent and the Security Deposit shall not be deemed liquidated damages. Landlord may apply such sums to reduce Landlord's damages and such application of funds shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord.

        11.    Laws and Ordinances

        Tenant will, at its own cost, promptly comply with and carry out all orders, requirements or conditions now or hereafter imposed upon Tenant or the Demised Premises by the ordinances, laws, rules, orders or regulations of the Federal government and the municipality, county or state in which the Demised Premises is located, whether required of Landlord or otherwise, in the conduct of Tenant's business except that Landlord shall comply with any orders affecting structural walls, roof and columns, Common Areas and Building systems unless the orders are due to Tenant's particular business or use of the Demised Premises. Tenant will defend, indemnify and save Landlord harmless from all penalties, liabilities, damages, costs, expenses, suits, claims and demands to the extent resulting from Tenant's failure or negligence in this respect.

        12.    Use of Demised Premises

        The Demised Premises shall be used and occupied by Tenant, solely for the purpose of general office use and for no other purpose whatsoever. The Demised Premises shall not be used for any illegal purpose or in violation of any regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) vitiate any insurance; or (iii) alter the classification or increase the rate of any type of insurance on the Building or any part thereof. Landlord shall make a good faith effort to impose substantially the same such conditions as are set forth in this Paragraph 12 on all other tenants in the Building which have not executed leases as of the date of Tenant's execution of this Lease.

        For so long as LECG, LLC, a California limited liability company, is itself in occupancy of not less than fifty percent (50%) of the entire Demised Premises, Landlord agrees that: (a) at any time while this Lease is in effect, Landlord will not enter into a lease for any office space in the Building, with any governmental entity represented by the United States General Services Administration (or its broker for leasing to a governmental entity) but this restriction shall not apply to the following: (i) the National Cooperative Bank (its successors and assigns) is a tenant in the Building, (ii) Presidential Commissions, and (iii) entities such as Fannie Mae and Sallie Mae (other quasi-governmental entities) and similar entities, and (b) prior to the date on which one hundred percent (100%) of the office rentable area of the Building has been initially leased to tenants, Landlord will not enter into leases for office space in the Building with the Federal Deposit Insurance Corporation, the Organization of American States or the International Monetary Fund/World Bank, where the aggregate of the rentable square footage of office spaces under all such leases with said entities would exceed one (1) full floor of office space in the Building. Tenant agrees that (x) until the date on which one hundred percent (100%) of the office rentable area of the Building has been initially leased to tenants, Tenant shall not sublease in the aggregate in excess of one (1) full floor of the Demised Premises, or assign this Lease, to any of the entities identified in Paragraph 12(b) immediately above, and (y) (i) Landlord receives a written offer from any of the entities identified in this Paragraph 12(b) immediately above, (ii) Landlord notifies Tenant in writing that Landlord would accept such offer but for the provisions of this Paragraph 12(b) and requests in such notice that Tenant advise Landlord as to whether Tenant wishes to have the provisions of this Paragraph 12(b) enforced, and (iii) within three (3) business days following Tenant's receipt of Landlord's notice pursuant to the immediately preceding clause (ii), Tenant advises Landlord in writing that Tenant does wish to have the provisions of this Paragraph 12(b) enforced, then, in such event, Tenant shall indemnify, defend and save harmless Landlord, Landlord's managing agent, and their respective servants, agents or employees from and against any claims, judgments, liabilities and costs (including, without limitation, attorneys fees) arising out of or related to any or all of the foregoing provisions of this paragraph [it being agreed that if Tenant makes no response to Landlord's notice, or advises Landlord in writing that Tenant does not wish to have the provisions of this Paragraph 12(b) enforced, or makes any other response to Landlord's notice, Tenant shall be deemed to have waived its right to have the provisions of this Paragraph 12(b) enforced].

        13.    Repairs by Tenant

        Tenant agrees to maintain the Demised Premises and the fixtures therein in good order, repair and condition, during the Term at its sole cost and expense, and will, at the expiration or other termination of the Term, surrender and deliver the same and all keys, locks and other fixtures connected therewith (except only Tenant's Personal Property) in the same good order, repair and condition as they are now in or shall be in at the Lease Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by this Lease, and ordinary wear and tear for a ten (10) year lease term and major casualty events (other than those caused by the willful misconduct of Tenant) excepted. Tenant shall make all repairs to the Demised Premises necessitated by any act or omission of Tenant or its agents, employees, or invitees.

        In addition, unless covered by Landlord's insurance, all damage to the Demised Premises or the Building, caused by moving the property of Tenant into, in or out of the Building and all breakage, damage or injury done by Tenant or the agents, servants and employees of Tenant, and, to the extent covered by Tenant's insurance, the invitees, visitors or guests of Tenant shall be repaired by Tenant, at the sole cost and expense of Tenant. In the event Tenant shall fail to do so after written notice from Landlord, then Landlord shall have the right to make such necessary repairs or alterations and any charge or cost so incurred by Landlord shall be paid by Tenant as Additional Rent. This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights or remedies which Landlord has or may have in said circumstances.

        14.    Repairs by Landlord

        Landlord agrees to endeavor to maintain the structural components of the Building, the Common Areas and Building systems, in good order, repair and condition, during the Term, and shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Expenses, unless the need for any such maintenance or repair is brought about by any act or omission of Tenant, its agents, employees or invitees, in which event, Tenant shall have the obligation to make, at its sole cost and expense, such structural repairs. Landlord shall have no duty to Tenant to maintain or to make any repairs or improvements to the Demised Premises. Landlord shall not be liable for any damage caused to the person or property of Tenant, its agents, employees, sublessees, contractors, or, to the extent covered by insurance, its invitees, due to the improper construction or repair of the Demised Premises or the Building or any part or appurtenances or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, or from any other cause whatsoever, except for actual damages (but in no event any consequential damages) resulting directly from the negligence or intentional misconduct of Landlord or its agents. Tenant agrees to report promptly in writing to Landlord any defective condition in or about the Demised Premises or the Building which becomes known to Tenant.

        15.    Furniture; Fixtures; Electrical Equipment

          15.1    Floor Loading.    Tenant shall not place a load upon the floor of the Demised Premises contrary to the weight, method of installment and position prescribed by Landlord. Landlord hereby advises Tenant that, as of the date of execution of this Lease, the average permissible floor load for the Building is eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other Tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes. Tenant shall defend, indemnify and hold Landlord harmless against any and all liability, damage, cost, expense, injury, suits, claims or demands (including attorneys' fees) resulting from the moving of Tenant's equipment, furnishings and materials into or out of the Demised Premises or from the storage or operation of the same. Any and all damage or injury to the Demised Premises, the Building or the Land caused by such moving, storage or operation shall be promptly repaired by Tenant at Tenant's sole cost, subject to and in compliance with the provisions of the Lease.

          15.2    Office Equipment.    Tenant will not install or operate in the Demised Premises any electrically operated equipment, computers or other machinery, other than personal computers, high speed copy and facsimile machines, electric typewriters or adding machines and such other small electrically operated office equipment as is commonly used in modern offices (specifically excluding any electrically operated equipment using more than 120 volts), without first obtaining the prior written consent of Landlord, which may condition such consent upon the payment by Tenant of Additional Rent in compensation for such excess consumption of water and/or electricity or wiring as may be occasioned by the operation of such equipment or machinery (but notwithstanding the restrictions in the foregoing parenthetical Tenant may install, at its own cost and expense and subject to Landlord's approval as to location and specifications, one (1) 240 volt electrical outlet for the exclusive use of Tenant's high speed photocopier, provided that Tenant shall pay Additional Rent as aforesaid for excess consumption occasioned thereby; nor shall Tenant install any other equipment whatsoever which will or may cause noise or vibrations that may be transmitted to areas outside of the Demised Premises to such a degree as to be objectionable to Landlord or any other Tenant in the Building, or which will or may necessitate any changes, replacements or additions to or require the use of the water system, plumbing system, heating system, air conditioning system, security system or the electrical system of the Demised Premises without the prior written consent of Landlord.

        Notwithstanding anything to the contrary set forth in Paragraph 15.2 above, Landlord agrees that Tenant's use of any equipment in the Demised Premises shall not render Tenant liable for excess consumption occasioned thereby except as determined in accordance with this subparagraph of this Paragraph 15.2, as follows: In the event that Landlord has a basis for believing that any equipment or other machinery causes Tenant to use more electricity than the average consumption per square foot which is reasonably estimated by Landlord to be used by law firms in Comparable Buildings (as hereinafter defined in Paragraph 22.4) (the "Average Law Firm Electricity Use"), Landlord shall have the right to cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant in excess of the Average Law Firm Electricity Use, and in the event that such survey confirms that Tenant is using more electricity than the Average

Law Firm Electricity Use, (i) Tenant shall reimburse Landlord for the cost of completion of said survey, (ii) Landlord shall have the right to install one or more separate electrical meters for the Demised Premises and Tenant shall reimburse Landlord for the cost thereof (including installation), (iii) Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant, and (iv) Tenant shall pay as Additional Rent the cost of any electricity in excess of the Average Law Firm Electricity Use, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within ten (10) business days after receipt of any bill therefor from Landlord. None of the equipment so installed by Landlord pursuant to this subparagraph shall be deemed to be Tenant's Personal Property.

        16.    Shell Condition; Tenant's Work; Alterations

          16.1    Shell Condition.    Landlord shall deliver the Demised Premises to Tenant in Shell Condition, as defined in Exhibit E attached hereto and made a part hereof, which shall include the delivery of the ninth (9th) floor component of the Demised Premises in Shell Condition as if it were to be used as a multi-tenanted floor. Landlord is under no obligation to make any other improvements of any nature to the Demised Premises. Notwithstanding the foregoing, Landlord shall make available for the performance of Tenant's Work (as hereinafter defined) an allowance (the "Tenant Allowance") in an amount equal to the product of (a) Fifty-Eight and 46/100 Dollars ($58.46) multiplied by (b) the number of square feet of rentable area comprising the Demised Premises. Landlord shall pay the Tenant Allowance to Tenant following Tenant's completion of Tenant's Work (as hereinafter defined) and Landlord's receipt from Tenant of (i) a written certification signed by an officer of Tenant (or Ms. Tina Bussone as Tenant's representative) requesting such payment, and (ii) invoices reasonably evidencing work or services performed with respect to Tenant's Work (as hereinafter defined), and (iii) receipted bills or other evidence that the aforesaid invoices have been paid in full, and (iv) waivers or releases of liens from each of Tenant's contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices. Payment of portions of the Tenant Allowance pursuant to the terms of this Paragraph 16.1 shall not be requested more often than once during any calendar month, and commencing with the second (2nd) request, each request shall be delivered to Landlord not sooner than thirty (30) days following the date of the previous request. Landlord shall make payment of the appropriate amount of the Tenant Allowance requested by Tenant in each request within thirty (30) days following Landlord's receipt of the request with all of the conditions set forth in this Paragraph 16.1 having been satisfied by Tenant.

          Tenant, at its cost and expense, shall provide the design services of an architect and engineer selected by Tenant and approved by Landlord who shall prepare complete architectural, structural, mechanical, electrical and plumbing plans and specifications as necessary to obtain final governmental permits and approvals and to construct all of the improvements to the Demised Premises to be performed by Tenant (the "Preliminary Plans and Specifications"), which Preliminary Plans and Specifications shall be submitted by Tenant to Landlord and shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed with respect to items which do not affect any of the structural components of the Building or any of the Building's systems or the exterior aesthetics of the Building. Landlord hereby approves Group Goetz Architects as Tenant's architect, META Engineers as the mechanical electrical and plumbing engineer, and KCE Structural Engineers as the structural engineer with respect to Tenant's Work. Such Preliminary Plans and Specifications may include Tenant's proposed upgrades to the common areas on the Ninth Floor (a multitenant floor) of the Building, which upgrades shall be in accordance with Landlord's Building standard design, shall be subject to Landlord's prior written approval, in Landlord's sole and absolute judgment (notwithstanding any standard of approval otherwise applicable), and the construction of which upgrades and the design thereof shall be solely at Tenant's cost and expense. Landlord shall make diligent efforts to provide Landlord's approval (or disapproval, with the reasons therefor) of the Preliminary Plans and Specifications within eight (8) business days following Tenant's submission of the Preliminary Plans and Specifications to Landlord. In the event that Landlord fails to approve or disapprove the Preliminary Plans and Specifications within twelve (12) business days following Tenant's submission of the Preliminary Plans and Specifications to Landlord, such the Preliminary Plans and Specifications shall be deemed approved by Landlord. If any Preliminary Plans and Specifications are disapproved by Landlord, a specific reason shall be given therefor. In the event Landlord provides specific comments as aforesaid, Tenant shall incorporate said specific comments and resubmit the Preliminary Plans and Specifications as so revised to Landlord not later than the tenth (10th) business day after Tenant's receipt of Landlord's comments, and, if Landlord's comments have been fully incorporated therein to Landlord's satisfaction, Landlord shall deliver such Preliminary Plans and Specifications to Tenant with Landlord's final approval, not later than five (5) business days following such resubmission. The final Preliminary Plans and Specifications so approved by Landlord are referred to herein as the "Tenant's Plans" and the work set forth therein is referred to as the "Tenant's Work". Tenant shall improve the Demised Premises with the Tenant's Work in accordance with the Tenant's Plans. From and after the date of Landlord's approval of the Tenant's Plans, any changes to the Tenant's Plans shall not be binding unless approved in writing by both Landlord and Tenant. Landlord's approval of the Tenant's Plans shall constitute approval of Tenant's design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether the Tenant's Plans comply with any and all legal requirements applicable to the Tenant's Plans and Tenant's Work.

          In the performance of Tenant's Work, Tenant shall comply with all applicable laws, codes and regulations. Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Tenant's Work. Tenant's Work shall include, but not be limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, and a construction oversight fee to Landlord in the amount of Sixteen Thousand Four Hundred Dollars ($16,400.00).

          Prior to commencing Tenant's Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform Tenant's Work, the use of which subcontractors and contractors shall be subject to Landlord's prior written approval (which as to the initial subcontractors identified shall be given or withheld within three (3) business days of written request therefor and as to replacement subcontractors during the course of Tenant's Work shall be given or withheld within two (2) business days of written request therefor), which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, (2) Landlord has had no prior experience with such contractor or subcontractor which was unsatisfactory to Landlord, and (3) Landlord knows of no prior unsatisfactory experience that a third party has had with such contractor or subcontractor. Notwithstanding the foregoing, Landlord hereby agrees and acknowledges that the following contractors are approved by Landlord: Hitt Contracting, James G. Davis, Rand Construction Corporation and Corbett Construction; and C2C, Inc., as Tenant's construction manager; provided, however, that if, in Landlord's sole opinion, there has been a substantial change in the financial condition or general performance level of such contractor(s) as of the date that Tenant submits Tenant's Plan to Landlord, then Landlord may withdraw its approval of such contractor(s) upon written notice to Tenant. Prior to the commencement of any of Tenant's Work, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of Tenant's Work, a certificate of insurance from each such contractor or subcontractor specifying Landlord, Landlord's mortgagee and Landlord's property management agent as named insureds and evidencing that each such contractor or subcontractor has obtained the insurance coverages set forth in Paragraph 22.7 of this Lease. Said contractors and subcontractors shall also comply with other reasonable industry requirements of Landlord.

          Landlord will notify Tenant promptly of its approval or disapproval of any subcontractors. In the event that Landlord fails to notify Tenant of Landlord's approval or disapproval of such subcontractor(s) within three (3) business days of Tenant's submission of such requested approval to Landlord, such subcontractor(s) shall be deemed approved by Landlord.

          Tenant may use the unused portion, if any, of the Tenant Allowance, not to exceed Ten Dollars ($10.00) per square foot of floor area in the Demised Premises (the "Unused Portion"), for Tenant's soft costs and moving related expenses, including, but not limited to, cabling and furniture for the Demised Premises. In the event that, after completion of Tenant's Work, there is any remaining amount of such Unused Portion then, upon not less than thirty (30) days' prior written notice by Tenant to Landlord, Tenant may have such remaining amount of the Unused Portion credited to the installment(s) of Base Rent next coming due.

          16.2    Alterations by Tenant.    Tenant will not make or permit any Alterations to the Demised Premises or to the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed with respect to items which do not affect any of the structural components of the Building or any of the Building's systems or the exterior aesthetics of the Building; provided, however, that the consent of Landlord shall not be required for (i) painting or carpeting of the Premises or (ii) Alterations costing less than Twenty-Five Thousand Dollars ($25,000) in the aggregate in any period of twenty-four (24) consecutive months which do not affect any of the Building's operating systems or any of the structural components of the Building or the exterior aesthetics of the Building; further provided, that Tenant shall give Landlord at least ten (10) days' prior written notice of any such Alterations not requiring Landlord's consent and Tenant shall observe all reasonable rules and regulations promulgated by Landlord with respect to the performance of Alterations. If Landlord consents to any Alterations, Landlord may impose any conditions it deems appropriate, including, without limitation, the approval of plans and specifications, supervision of the work by Landlord's architect or contractor (at Tenant's expense), and a statement from Tenant confirming Tenant's reasonably satisfactory arrangements to pay for such Alterations.

          16.3    Compliance with Codes; No Liens.    Alterations may be made only at Tenant's expense by contractors or subcontractors approved in writing by Landlord, and only after Tenant shall have obtained any necessary permits from governmental authorities having jurisdiction, and furnished copies of the permits to Landlord. All Alterations must conform to all rules and regulations established from time to time by the Board of Fire Underwriters having jurisdiction or similar body exercising similar functions and to all laws, regulations and requirements of state, county and municipal governments. Tenant shall obtain and deliver to Landlord written, unconditional waivers of mechanic's and materialmen's liens against the Building and the Land from all contractors, subcontractors and material suppliers for all work to be performed and materials to be furnished in connection with the Alterations within fifteen (15) business days following the completion of the Alterations. Notwithstanding the foregoing, if any mechanic's lien is filed against the Landlord with respect to its interest in the Building or the Land for work or materials done for or furnished to Tenant, or claimed to have been done for or furnished to Tenant, the lien shall be discharged by Tenant within ten (10) days thereafter, solely at Tenant's expense, by paying off or bonding the lien. If Tenant fails to discharge such lien Landlord may do so and treat the cost thereof as

  Additional Rent; but such discharge by Landlord shall not be deemed to waive the default of Tenant in not discharging the same. Tenant will defend, indemnify and hold Landlord harmless from and against any and all liabilities, costs (including attorneys' fees), expenses, liens, suits, claims, demands or damage to persons or property which may arise from the making of any Alterations. If any Alteration is made without the prior written consent of Landlord, Landlord may correct or remove the Alteration at Tenant's expense, and all costs and expenses incurred by Landlord in connection with the removal of any mechanic's lien or the correction or removal of any Alteration shall be payable as Additional Rent with the next due payment of Monthly Base Rent.

          16.4    As-Built Plans.    Within thirty (30) days following completion of (i) Tenant's Work or (ii) any Alterations thereafter which require Landlord's approval hereunder, Tenant shall deliver to Landlord a complete set of "as-built" plans showing Tenant's Work or Alterations, as applicable, in hard copy and an acceptable (in Landlord's reasonable opinion) electronic version except, with respect to Tenant's Work, as to changes from the initial Tenant's Plans where the work pursuant to such changes does not require a permit, and in the event that Tenant does not furnish such "as-built" plans within thirty (30) days following completion of the Tenant's Work or Alterations, as applicable, Tenant shall reimburse Landlord for any expenses incurred by Landlord in causing the Building plans to be modified to reflect such Tenant's Work, Alterations or both.

        17.    Ownership of Alterations and Equipment and Other Property; Removal of Tenant's Personal Property

          17.1    Landlord's Property.    Any Alterations and other property installed or located in the Demised Premises by or on behalf of either party (i) shall (except for Tenant's Personal Property) immediately become the property of Landlord and be subject to this Lease, and (ii) shall remain upon and be surrendered to Landlord with the Demised Premises as a part thereof upon the expiration or termination of the Term; provided, however, that if Tenant is not in default under this Lease, Tenant shall have the right to remove, prior to the expiration of the Term, Tenant's Personal Property (except that if Tenant is then in default in the payment of any Rent due under this Lease, Tenant shall not have the right to remove Tenant's Personal Property unless Tenant cures such default within five (5) business days following the date of expiration or termination of the Term, in which case Tenant shall have the right to remove Tenant's Personal Property on or before such fifth (5th) business day following the date of expiration or termination of the Term), and provided further, that if Landlord shall elect that any Alterations be removed at the expiration of the Term, Tenant shall cause the same to be removed at Tenant's expense and shall surrender the Demised Premises to Landlord in the condition in which the Demised Premises were originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required under this Lease and except for ordinary wear and tear, or shall reimburse Landlord for the cost of doing so. Notwithstanding anything to the contrary set forth in this Lease, if Landlord has made commercially reasonable efforts to lease the Demised Premises to a tenant which would not require the removal of the interior stairwell which Tenant intends to install as part of Tenant's Work (the "Interior Stairwell") but has either leased the Demised Premises to a party which does require removal of the Interior Stairwell or has not then leased the Demised Premises, Landlord shall have the right, which shall be exercisable by written notice given to Tenant not later than six (6) months prior to the expiration of the Term (unless the Term is terminated earlier than its scheduled expiration date pursuant to the provisions of Paragraphs 18, 19 or 20 hereof, in which case said twelve (12) month requirement shall not apply), to require Tenant to cause the Interior Stairwell to be removed at the expiration or earlier termination of the Term at Tenant's expense, in which case Tenant shall remove such interior stairwell and restore the area which is affected by such removal to the condition in which that portion of the Demised Premises was originally received from Landlord (the "Interior Stairwell Pre-Existing Condition"), failing which Tenant shall reimburse Landlord for the cost of doing so; provided, however, that in no event shall Tenant's cost to remove the Interior Stairwell and restore the area which is affected by such removal to the Interior Stairwell Pre-Existing Condition exceed the "Interior Stairwell Removal/Restoration Cap" (as hereinafter defined). As used herein, the term "Interior Stairwell Removal/Restoration Cap" shall mean the amount of Fifty Thousand Dollars ($50,000) as such amount has been increased by increases in the Consumer Price Index (which shall mean the revised monthly Consumer Price Index for Urban Wage Earners and Clerical Workers for the Washington-Baltimore, DC-MD-VA-WV CMSA (All Items, November 1996 = 100) promulgated by the Bureau of Labor Statistics of the United States Department of Labor) between the date of execution of this Lease by Tenant and the date of expiration or earlier termination of the Term of this Lease. In the event that Landlord's actual costs of removal of the Interior Stairwell restoration of the area which is affected by such removal to the Interior Stairwell Pre-Existing Condition exceed the Interior Stairwell Removal/Restoration Cap, Landlord shall reimburse Tenant for the portion of such costs which is in excess of such Interior Stairwell Removal/Restoration Cap. Any such reimbursement obligation, whether on the part of Tenant or Landlord, pursuant to this Paragraph 17.1, shall survive the expiration or earlier termination of this Lease, notwithstanding anything to the contrary set forth herein.

          17.2    Removal.

            (a)   Except for Tenant's Work performed pursuant to Paragraph 16.1 hereof, Tenant shall remove all of Tenant's Personal Property from the Demised Premises at the expiration or termination of this Lease. Any property belonging to Tenant or any other person, which is left in the Demised Premises after the date the Lease has expired or is terminated for any reason shall be deemed to have been abandoned (provided, however, that so long as Tenant is not then conducting any business operations in the Demised Premises, Tenant shall have five (5) business days after termination in which to remove Tenant's Personal Property in the event that this Lease is terminated for any other reason other than an Event of Default prior to the expiration of the Term of this Lease; provided, further, however, that Landlord shall give notice to Tenant prior to such early termination of this Lease if Landlord has notice thereof, and provided, further, however, that Paragraphs 18 and 19 shall apply in the circumstances described in said Paragraphs 18 and 19, and this parenthetical shall not be applicable thereto). In such event, Landlord shall have the right to declare itself owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damage caused by Tenant's failure to remove the property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

            (b)   Notwithstanding the foregoing, Tenant, upon submitting its request to Landlord to make Alterations, shall have the right to request therein that Landlord specify whether and to what extent Landlord will require Tenant to remove the Alterations in question at the end of the Term, provided that Tenant refers therein to the provisions of this Paragraph 17.2(b). If Tenant shall fail to request such information in its request to make any Alterations, such right shall be deemed null and void as to the Alterations in question, and all such Alterations shall thereafter be subject to the exercise of Landlord's rights and to Tenant's obligations set forth in Paragraph 17.2(a) hereof. If Tenant submits its request for such information in accordance with the foregoing provisions and Landlord consents to the Alterations requested, Landlord shall, together with its consent, specify in writing whether and to what extent it will require Tenant to remove the Alterations in question at the end of the Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove the Alterations which were the subject of Tenant's request.

        18.    Damage or Destruction

          18.1    Notice.    If the Demised Premises or any part thereof shall be damaged by fire or any other cause, Tenant shall give prompt notice thereof to Landlord.

          18.2    Restoration.    If restoration of the Demised Premises is possible (and provided that such damage was not caused by any act or omission of Tenant, its agents, servants or invitees), in accordance with Landlord's reasonable estimate, within a period of six (6) months [or if the damage affects more than fifty percent (50%) of the Demised Premises or more than fifty percent (50%) of the Building, then within a period of nine (9) months] from the date of the damage: (i) Landlord shall restore the Demised Premises at Landlord's expense up to the limit of insurance proceeds received subject to any prior rights of any mortgagee to such proceeds (provided, however, that Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property, any Alterations (other than Tenant's Work up to an amount of $58.46 for each rentable square foot of the Demised Premises as to which such restoration is required) or any other property located in the Demised Premises); and (ii) if the Demised Premises are untenantable for Tenant's permitted uses, in whole or in part, during such restoration, the Monthly Base Rent and Additional Rent hereunder shall be abated proportionately to the extent and for the period of such untenantability, that is, the Rent abated shall be that portion which the amount of square foot area which is unusable bears to the total square foot area of the Demised Premises. If such damage or destruction shall result from the fault of Tenant, or Tenant's agents, employees, visitors or licensees, Tenant shall not be entitled to any abatement of Monthly Base Rent and Additional Rent.

          18.3    Termination.    If restoration is not possible, in accordance with Landlord's reasonable estimate, within a period of six (6) months [or if the damage affects more than fifty percent (50%) of the Demised Premises or more than fifty percent (50%) of the Building, then within a period of nine (9) months] from the date of the damage, Landlord, at its sole option, shall have the right to terminate this Lease by giving written notice thereof to Tenant within seventy-five (75) days after the occurrence of such damage, in which event this Lease and the tenancy hereunder, shall terminate as of the date specified in such notice, which date shall be no later than ninety (90) days after the occurrence of such damage. In case the Building generally is so severely damaged by fire or other casualty (although the Demised Premises may not be affected) that Landlord shall decide in its sole discretion not to rebuild or reconstruct the Building, then this Lease, and the tenancy hereunder, shall terminate on the date specified by Landlord in a notice which shall be given no later than seventy-five (75) days after the casualty.

          18.4    No Liability.    No compensation or claim or diminution of rent will be allowed or paid by Landlord by reason of inconvenience, annoyance or injury to business, arising from the necessity of repairing the Demised Premises or any portion of the Building, however the necessity may occur, as determined in the sole discretion of Landlord. Landlord shall have no obligation to replace or repair Tenant's Personal Property.

        19.    Condemnation

          19.1    Compensation Award.    If the Demised Premises or any part thereof shall be taken or threatened to be taken by any governmental or quasi-governmental authority pursuant to the power of eminent domain, or by deed in lieu thereof, Tenant agrees to make no claim for compensation in the proceedings, and hereby assigns to Landlord any rights which Tenant may have to any portion of any award made as a result of any such taking, and this Lease shall terminate as to the portion of the Demised Premises actually taken by the condemning authority and Monthly Base Rent and Additional Rent shall be adjusted to such date. The foregoing notwithstanding, Tenant shall be entitled to claim in the condemnation proceedings, such awards as may be allowed for its relocation expenses and for movable trade fixtures installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination or expiration hereof, but only if such awards shall be made by the condemnation court in addition to and stated separately from the award made by it for the Land and the Building or part thereof so taken. In no event shall Tenant be entitled to any award for the unexpired portion of the Term of this Lease.

          19.2    Termination.    If the nature, location or extent of any proposed condemnation affecting the Building or the Land is such that Landlord elects to demolish all or a portion of the Building, then Landlord may terminate this Lease by giving at least sixty (60) days written notice of termination to Tenant at any time after such condemnation and this Lease shall terminate on the date specified in such notice. Monthly Base Rent and Additional Rent shall be adjusted to such date and Tenant shall be entitled to make any claim permitted by Paragraph 19.1 hereof.

        20.    Defaults; Landlord's Remedies

          20.1    Events of Default.    Any of the following occurrences or acts shall constitute an event of default ("Event of Default") under this Lease:

            (a)   If Tenant shall fail to pay any Monthly Base Rent or any Additional Rent when the same shall become due and payable and such failure continues for a period of five (5) business days after written notice to Tenant of such failure; or

            (b)   If Tenant shall fail to observe or perform any of the covenants, conditions and agreements of this Lease (other than as specified in Paragraphs 20.1(a), 20.1(c) through (g), 16.3, 29.1, 30.1, 30.2, 35 and 36) and such failure shall continue for a period of ten (10) days after written notice to Tenant of such failure; provided, however, that if such failure is not reasonably capable of being cured within such ten (10) day period, then so long as Tenant has commenced curative action within such period and thereafter continues to pursue diligently such curative action, such ten (10) day period shall be extended for the period necessary to cure such default, but not more than sixty (60) days, inclusive of the original 10-day period; or

            (c)   If Tenant shall fail, within five (5) days after written notice by Landlord, to restore any deficiency in the amount of the Security Deposit; or

            (d)   If the Demised Premises shall become vacant, deserted or abandoned for a period of at least fifteen (15) consecutive days; provided, however, that if (i) Tenant pays the full amount of all Rent when due under this Lease while the Demised Premises are vacant, and (ii) the fact that the Demised Premises are vacant does not adversely affect the Building or other tenants therein and does not result in any liability to, or additional expenditure of funds by, Landlord and in such event only, Tenant shall not be deemed to be in default under this Paragraph 20.l(d); or

            (e)   If Tenant shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due; or

            (f)    If a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Tenant shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within thirty (30) days after the filing thereof; or

            (g)   If a receiver, trustee or liquidator of Tenant, of all or substantially all of the assets of Tenant, or of the Demised Premises or Tenant's estate therein shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within thirty (30) days after such appointment.

          20.2    Landlord's Remedies.    If an Event of Default shall have occurred and is continuing Landlord shall have the following rights and remedies then or at any time thereafter, the election of which, singly or one or more in combination with each other, shall be at the sole option of Landlord:

            (a)   To make any payment required to be made by Tenant or to do any act required to be done by Tenant, provided that the making of any such payment or the expense of doing such act by Landlord shall constitute Additional Rent hereunder due and payable together with interest and late charges with the installment of Monthly Base Rent next due, but the making of such payment or the doing of such act by Landlord shall not operate to cure such Event of Default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

            (b)   To terminate this Lease by written notice to Tenant, whereupon this Lease shall end and all rights of Tenant (but not the liability of Tenant) hereunder shall expire and terminate. Upon such termination by Landlord, Tenant will at once surrender possession of the Demised Premises to Landlord and remove all of Tenant's Personal Property therefrom, and Landlord may forthwith re-enter and repossess the Demised Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action or by using such force as may be permitted. Landlord shall be under no liability by reason of any such reentry, repossession or removal.

            (c)   To enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, without being liable for prosecution or any claim for any damages or liability therefor and without terminating this Lease, and, if Landlord so elects, make such Alterations and repairs as, in Landlord's absolute discretion, may be necessary to relet the Demised Premises or any part thereof, without notice to Tenant, for such rent and such use, and for such period of time and subject to such terms and conditions as Landlord may deem advisable, and receive the rent therefor. Upon each such reletting, all rent received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness, including interest thereon, other than any Rent; second, to the payment of any costs and expenses of such reletting, including brokerage fees, reasonable attorneys' fees and the costs of Alterations and repairs; third, to the payment of any Monthly Base Rent and Additional Rent due and unpaid, together with interest and late charges; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Tenant agrees to pay Landlord, on demand, any deficiency that may arise by reason of such reletting. Landlord shall not be liable for any failure to relet the Demised Premises or any part thereof or for any failure to collect any rent due upon any such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such prior default.

            (d)   To require Tenant to pay, within fifteen (15) days after notice, Monthly Base Rent for (i) the period commencing on the Lease Commencement Date and ending on the Rent Commencement Date and (ii) for all periods during which Monthly Base Rent shall then have been abated in accordance with Paragraph 4(b) hereof, and further to require Tenant to forfeit the right to abate Monthly Base Rent for all other periods mentioned in said Paragraph 4(b) hereof.

          20.3    Extent of Liabilities.    If Landlord terminates this Lease pursuant to Paragraph 20.2 hereof:

            (a)   Tenant shall remain liable for and shall pay on demand by Landlord (i) the full amount of all Monthly Base Rent and Additional Rent which would have accrued until the date on which this Lease would have expired had such termination not occurred, and any and all damages and expenses incurred by Landlord in reentering and repossessing the Demised Premises, in making good any default of Tenant, in making any Alterations to the Demised Premises, in protecting and preserving the Demised Premises, and in reletting the Demised Premises, and any and all expenses which Landlord may incur during the occupancy of any new Tenant, less (ii) the net proceeds of any reletting of the Demised Premises which has occurred at the time of the aforesaid demand by Landlord to Tenant. Tenant agrees to pay to Landlord the difference between items (i) and (ii) above for the period through and including the date on which this Lease would have expired if it had not been terminated. Landlord shall be entitled to any excess with no credit to Tenant. Landlord may, in its sole discretion, make demand on Tenant as aforesaid on any one or more occasions, and any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord's right to enforce the collection of any difference for any subsequent month or months. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable attorneys' fees, with respect to any lawsuit or action instituted or taken by Landlord to enforce the provisions of this Lease. Tenant's liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder.

            (b)   If Landlord determines that it is impracticable or extremely difficult to fix the actual damages, then, as an alternative to the remedy set forth in subparagraph (a), Tenant will pay to Landlord on demand, liquidated and agreed final damages for Tenant's default calculated in accordance with this paragraph. Liquidated damages hereunder shall be an amount equal to the excess, if any, of (i) all Monthly Base Rent and Additional Rent payable under this Lease from the date of such demand for what would be the then unexpired term of this Lease in the absence of such termination, over (ii) the then fair market rental value of the Demised Premises (as determined by Landlord). If any law shall limit the amount agreed upon, Landlord shall be entitled to the maximum amount allowable under such law. Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease.

          20.4    Tenant's Waiver.    Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including, but not limited to, all creditors, does hereby specifically waive any and all rights and privileges which Tenant and all such persons might otherwise have under any present or future law (a) to the service of any notice to quit or of Landlord's intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, (b) to redeem the Demised Premises, (c) to re-enter or repossess the Demised Premises, (d) to restore the operation of this Lease with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease or (e) to the benefit of any law which exempts property from liability for debt or for distress for rent.

          20.5    Landlord's Lien.    [Intentionally omitted.]

          20.6    Remedies Cumulative.    Pursuit of any of the foregoing remedies shall not preclude Landlord from pursuing any other remedies herein or at law or in equity provided, nor shall pursuit of any remedy by Landlord constitute a forfeiture or waiver of any Monthly Base Rent or

  Additional Rent due hereunder or of any damages accruing to Landlord by reason of Tenant's violation of any provisions of this Lease. If any Event of Default occurs under this Lease, then regardless of what remedy Landlord elects to pursue, Landlord shall be entitled to collect all expenses incurred by Landlord in connection therewith, including, but not limited to, reasonable attorneys' fees.

          20.7    Tenant's Agent for Process.    [Intentionally omitted.]

        21.    Utilities and Services

          21.1    Landlord to Furnish.    Landlord covenants and agrees that it will, without additional charge, other than as included in Operating Expenses, furnish the following services:

            (a)   At least one elevator, for common use, subject to call at all times, including Saturdays, Sundays and Holidays (it being understood and agreed that the phrase "for common use, subject to call at all times" shall not preclude Landlord from requiring the use of a card key for operation of the elevators between the hours of 6:00 p.m. through 8:00 a.m. Monday through Friday and all day on Saturdays, Sundays and Holidays);

            (b)   Janitorial and char services in accordance with the cleaning specifications (which are attached hereto as Exhibit F and made a part hereof) in a manner comparable to the manner in which such services are provided in comparable first class office buildings in Washington, D.C., Monday through Friday of each week after 6:00 p.m., except Holidays;

            (c)   Central heating and air conditioning from 8:00 a.m. until 8:00 p.m. on weekdays and from 9:00 a.m. until 4:00 p.m. on Saturdays, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable office buildings in Washington, D.C. Landlord shall provide heat and air conditioning at other times at Tenant's expense, provided that Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, two (2) business days' notice before a Holiday for service on such Holiday and two (2) business days' notice for after-hour service on Saturday or Sunday. Landlord hereby represents and warrants to Tenant that the Building has been designed to provide heating and air conditioning in accordance with the following specifications:

Outdoor Conditions:
Summer:	95° dry bulb, 78° F wet bulb
Winter:	0° F dry bulb
Inside Conditions:
Summer:	75° F dry bulb (± 2° F)
Winter:	72° F dry bulb (± 2° F)

    assuming the proper functioning of the heating and air conditioning equipment and proper distribution of such heating and cooling through the distribution system which Tenant will install as part of Tenant's Work, but Tenant acknowledges that Landlord's provision of the foregoing information is not, and is not intended to be, a representation, warranty or covenant on the part of Landlord that the heating and air conditioning system serving the Building and the Demised Premises will actually provide heating and air conditioning in the Demised Premises in accordance with such design specifications;

            (d)   Replacement of standard light tubes and standard light bulbs;

            (e)   Restroom facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, provided for general use, excluding any equipment or appliance requiring heavier than normal use of water, and routine maintenance for all public areas of the Building;

            (f)    Uninterrupted access to the Demised Premises 365 days a year, 24 hours a day, subject to such reasonable access control procedures, restrictions and other regulations as Landlord may promulgate;

            (g)   For Tenant, the greater of (i) forty-seven (47) directory listings in the Building lobby directory, or (ii) the number of directory listings in the Building lobby directory which is equal to the same proportion of all spaces for listings on the lobby directory as the rentable square footage of the Demised Premises bears to the rentable square footage of office area in the Building;

            (h)   Landlord shall provide Tenant with after-hours access to the Building via an electronic or other access control system; and

            (i)    Electric service to the Demised Premises as set forth in subsections C.2 and C.3 of Exhibit F to this Lease.

          21.2    Recycling.    Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of the jurisdiction in which the Demised Premises are located, federal, municipal, and local governments, departments, commissions, agencies and boards to the extent that they or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

          21.3    Charges to Tenant.    Overtime HVAC services will be provided upon Tenant's request and will be charged to Tenant at such rates as Landlord shall reasonably determine.

          21.4    Repairs; Interruptions.    Landlord reserves the right to interrupt, curtail, stop or suspend (i) the furnishing of heat and air conditioning, electrical services, elevator, janitor and char services and (ii) the operation of the water and sewer systems, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made; or in the event of difficulty or inability in securing supplies or labor by Landlord, or any other cause, until the cause has been removed. There shall be no diminution or abatement of Monthly Base Rent or Additional Rent or other compensation due from Tenant to Landlord hereunder, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage or suspension of services or systems as provided in this paragraph, except that Landlord shall exercise reasonable diligence to eliminate the cause of same. Notwithstanding the foregoing, in the event any essential service [it being agreed that the service described in Paragraph 21.1(d) is not essential] is interrupted (A) for a period of five (5) consecutive business days and such interruption is not due to the fault of Tenant or any circumstance which would be governed by the provisions of Paragraph 42 hereof, Tenant shall be permitted to abate Base Rent and Additional Rent coming due under Paragraph 6 hereof commencing on the sixth (6th) consecutive business day of such interruption, or (B) for a period of ten (10) consecutive business days and such interruption is not due to the fault of Tenant but is due to a circumstance which would be governed by the provisions of Paragraph 42 hereof, Tenant shall be permitted to abate Base Rent and Additional Rent coming due under Paragraph 6 hereof commencing on the eleventh (11th) consecutive business day of such interruption, and, in each case [i.e., in the case of an interruption which is described in clause (A) of this sentence and in the case of an interruption which is described in clause (B) of this sentence], such abatement shall continue until such utility is restored, but the foregoing abatement shall be applicable only in those circumstances where the interruption of the utility materially adversely affects Tenant's ability to conduct business in the Demised Premises; provided, however, that with respect to the abatement of Rent based upon an interruption in the service which is described in Paragraph 21.1.(b) hereof, and which qualifies for rent abatement under either clause (A) of this sentence or clause (B) of this sentence, there shall be no abatement of Additional Rent and the abatement of Base Rent shall be limited to an amount equal to the actual cost, determined on a per square foot basis with respect to the rentable square footage of the Demised Premises, of Landlord's provision of such janitorial and char services to the Demised Premises.

          21.5    Government or Other Requirements.    If any public utility, insurance carrier, or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Demised Premises or the Building, Landlord and Tenant shall comply with such requirements whether or not the utilities and services referred to in this paragraph are thereby reduced or otherwise affected, without any abatement, reduction, set-off, rebate or adjustment of the Monthly Base Rent or Additional Rent.

          21.6    Access.    Upon such notice to Tenant as is reasonable under the circumstances (which notice may be given orally and which notice shall not be required in the event of an emergency), Landlord and its agents shall be permitted reasonable access to the Demised Premises and the right to install facilities within or through the Demised Premises in order to install and service the systems deemed necessary by Landlord to provide to other tenants of the Building the services and utilities referred to in this paragraph. In the exercise of its right of access pursuant to this Paragraph 21.6, Landlord shall (i) use reasonable efforts to minimize any interference with the conduct of Tenant's business operations in the Demised Premises and (ii) use its best efforts to avoid the necessity of Tenant having to cease its business operations in the Demised Premises because of the work being performed by Landlord therein.

          21.7    Fitness Facility.    Landlord will construct, at Landlord's expense (including, but not limited to, the construction costs of the initial buildout), a fitness center in the Building not exceeding 3,000 rentable square feet and of not less than approximately 2,000 rentable square feet (the "Fitness Facility"). The Fitness Facility shall be operated and maintained for the exclusive use of Landlord, its agents, employees or invitees and the office tenants of the Building, including Tenant and its employees; provided, however, that (i) Landlord shall not be required to provide an attendant for the Fitness Facility, and (ii) such use shall be at Tenant's sole risk and Landlord assumes no liability therefor. Admission to the Fitness Facility will be obtained through the use of the Building security system. Use of the Fitness Facility and the hours of operation thereof will be subject to such rules and regulations that Landlord or its agent may promulgate, and amend, from time to time. It is understood that no person shall be entitled to use the Fitness Facility until (a) such person has signed a waiver to be prepared by Landlord, and (b) if Landlord charges a fee for the use of the Fitness Facility, until such person has paid such fee; it being understood and agreed that Landlord shall not charge any fees for use of the Fitness Facility, other than for specialty services. The Fitness Facility shall contain separate men's and women's locker rooms each containing no less than two (2) shower stalls, which will be kept clean and tidy throughout each day of the week. Cleaning will be extended to weekends and Holidays if permitted use warrants. All out-of-pocket expenses of operating the Fitness Facility (including, but not limited to, equipment leases but excluding any rental payments for the premises occupied by the Fitness Facility) other than the initial construction and the initial equipment installed therein shall be includable in Operating Expenses (it being agreed that all equipment installed in the Fitness

  Facility shall be leased and not purchased by Landlord). Any fees charged by Landlord for use of the Fitness Facility, other than specialty fees for specific services (which will be applied to the cost of such specific services) shall be an offset against Operating Expenses. Provided that this indemnity shall not apply as to any such employee, agent or invitee as to whom Tenant has delivered to Landlord a release and waiver of claims and liabilities in favor of Landlord and executed by such employee, agent or invitee and by Tenant, in a form provided by Landlord, Tenant agrees to indemnify and hold harmless Landlord for any loss, liability or other cost (including, but not limited to, reasonable attorneys' fees) Landlord may suffer arising out of any injury to any employee, agent or invitee of Tenant in the Fitness Facility irrespective of whether such person is authorized to use the Fitness Facility; provided, however, that the foregoing shall not apply to any such injury that results from Landlord's, its agents', employees' or contractors' failure to properly maintain the Fitness Facility or the equipment installed therein or from the negligence or willful misconduct of Landlord or its agents, employees or contractors. Landlord reserves the right to change the location (but not the maximum or minimum size) of the Fitness Facility within the Building at any time and from time to time; provided that Landlord provides Tenant with prior written notice of such relocation, and that Landlord promptly commences and diligently pursues to completion such relocation such that the Fitness Facility shall not be out of operation for more than twenty (20) days as the result of any such relocation thereof by Landlord.

        22.    Insurance

          22.1    Liability Insurance.

            (a)   Tenant, at Tenant's expense, shall carry and keep in full force and effect at all times during the Term of this Lease for the protection of Landlord and Tenant, an Insurance Services Office ("ISO") commercial general liability insurance policy, or its equivalent, or such successor comparable form of coverage in the broadest form then available written on an "occurrence basis", including, without limitation, blanket contractual liability coverage, broad form property damage coverage, independent contractor's coverage and personal injury coverage, of not less than $3,000,000 combined single limit per occurrence for bodily injury (including death) or property damage, with an insurance company approved by Landlord, and deliver to Landlord a copy of said policy or certificate showing the same to be in full force and effect.

            (b)   If Tenant makes use of any automobile(s) in the normal course of its business, Tenant shall carry and maintain comprehensive automobile liability insurance for owned, non-owned, and hired vehicles with limits for each occurrence of not less than One Million Dollars ($1,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage.

          22.2    Tenant's Property Insurance and Other Insurance.    Tenant, agrees that it shall, at all times during the Term of this Lease, at Tenant's own expense, keep in full force and effect the following coverages:

            (a)   "All-risk" or "special" insurance coverage for property damage, with full replacement cost endorsement, covering all of Tenant's personal property in the Demised Premises and all leasehold improvements in the Demised Premises, regardless of whether installed by Landlord, Tenant or by whomever else installed. All proceeds of such insurance shall be used to repair or replace the items so insured.

            (b)   Business interruption coverage in an amount sufficient to continue in business for a period of nine (9) months, including loss of rents coverage payable to Landlord. Tenant's insurance shall be primary to any other policies that may be in effect.

            (c)   Worker's compensation and employer's liability insurance in form and amounts required by law and reasonably satisfactory to Landlord.

          22.3    Policy Requirements.    The insurance policies required by Paragraphs 22.1 and 22.2 hereof and any other insurance policies carried by Tenant with respect to the Demised Premises shall (i) be issued in form acceptable to Landlord by good and solvent insurance companies qualified to do business in the jurisdiction in which the Building is located and approved by Landlord; (ii) designate as additional insureds Landlord, Cafritz Company, mortgagees and ground lessors with respect to the Land or the Building, and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant; (iii) be written as primary policy coverage and not contributing to or in excess of any coverage which Landlord may carry; (iv) provide for thirty (30) days prior written notice to Landlord of any cancellation or non-renewal of, or any material change which affects the amount or scope of coverage in, such policy or any defaults thereunder; and (v) contain an express waiver of any right of subrogation by the insurance company against Landlord, Cafritz Company, mortgagees and ground lessors with respect to the Land or the Building, and the employees and agents of each of the foregoing. Neither the issuance of, nor failure to carry any insurance policy required hereunder nor the minimum limits specified herein with respect to Tenant's insurance coverage shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

        On or before the Lease Commencement Date and, thereafter, not less than thirty (30) days before the expiration of the insurance policy in question, Tenant shall deliver to Landlord a certificate of insurance issued by the insurer or its agent. Such certificate shall name the Landlord and Landlord's managing agent, mortgagees and others designated by Landlord, as additional insureds.

          22.4    Additional Insurance.    Tenant, at its expense, shall obtain such additional amounts of insurance and such additional types of coverage as Landlord may reasonably request from time to time [but not more than once per calendar year, based upon the amounts and types of coverages required with respect to other comparable first-class office buildings in the Central Business District of Washington, D.C., taking into account the age, finishes on the Lease Commencement Date, method of construction and system design of such comparable buildings ("Comparable "Buildings")].

          22.5    Effect of Tenant's Activities on Insurance.    Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Demised Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, in Landlord's reasonable judgement, due to Tenant's presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Demised Premises or to Alterations installed by Tenant or at Tenant's request (other than Building Standard Work, as defined in the Work Agreement), Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any activity, property or improvements shall be conclusive for the purposes of determining Tenant's liability hereunder.

          22.6    Termination Right.    Landlord shall have the right to terminate this Lease upon ninety (90) days notice to Tenant in the event Landlord receives notice from any of Landlord's insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building; provided, however, that if Landlord receives written notice from its insurance carrier that such carrier intends to cancel its insurance on the Building or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice and Landlord is provided with the opportunity to cure such condition or circumstance by a specific date in order to avoid such cancellation or increase, Landlord shall, within two (2) business days following Landlord's receipt of same, provide Tenant with a copy of such notice and Tenant shall have the right to effect the cure of such condition or circumstance prior to the date specified in the insurance carrier's notice to Landlord. However, Landlord shall not terminate this Lease in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the canceled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. Notwithstanding anything to the contrary set forth in this Paragraph 22.6, Landlord shall not have the right to terminate this Lease pursuant to this Paragraph 22.6 based upon Landlord's insurance carrier's intended cancellation of its insurance on the Building or intended increase in the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice if Tenant's use of the Demised Premises is in accordance with the provisions of Paragraph 12 hereof regarding use of the Demised Premises and Tenant is otherwise in compliance with all of its obligations under this Lease and under all laws and governmental regulations which are applicable with respect to the Demised Premises.

          22.7    Tenant's Contractor's Insurance.    (a) Tenant shall require any contractor of Tenant performing work on the Demised Premises to carry and maintain, at no expense to Landlord:

              (i)    Commercial comprehensive general liability insurance, on a standard ISO form or its equivalent, which shall include independent contractor's liability coverage, contractual liability coverage, products and completed operations coverage, and a "per project" endorsement, to afford protection, with limits for each occurrence, of not less than Five Million Dollars ($5,000,000) combined single limit with respect to bodily injury and property damage;

              (ii)   comprehensive automobile liability insurance for owned, non-owned, and hired vehicles with limits for each occurrence of not less than Three Million Dollars ($3,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage; and

              (iii)  worker's compensation and employer's liability insurance in form and amounts required by law and satisfactory to Landlord.

            (b)   Tenant shall require and cause all of its contractor(s) performing work or services in or to the Demised Premises (i) to waive subrogation against Landlord, and its partners, directors, officers, employees, agents and mortgagees, and (ii) to hold harmless, defend and indemnify Landlord, and its partners, directors, officers, employees, agents and mortgagees, against any and all claims arising from any contractor's work or operations, except such injuries as are caused by Landlord's sole negligence, and such waiver shall be so stated in all insurance policies which such contractor(s) are required to provide in accordance with this Paragraph 22.7(b).

            (c)   Tenant shall not permit or suffer any contractor to commence any work in the Building or the Demised Premises until Tenant has provided Landlord with a valid copy of such contractor's certificate of insurance satisfying the above requirements.

          22.8    Landlord's Insurance.

        Landlord shall maintain in force such "all risk" property insurance and liability insurance with respect to the Building as are required by any first mortgagee or ground lessor or, if at any time there is no first mortgagee and no ground lessor, Landlord shall maintain in force such property insurance and liability insurance as Landlord, in its reasonable judgment, determines to be appropriate based upon coverages in force with respect to comparable buildings in downtown Washington, D.C.; provided, however, that in no event shall the property insurance be less than what would be required to prevent Landlord from being considered a co-insurer.

        23.    Waiver of Subrogation

        Landlord and Tenant each hereby release the other and its agents and employees, from any claims for damage or loss to any person or to the Demised Premises, the Building, the Land and any property contained therein or thereon, caused by or resulting from any risks insured against under any insurance policies carried or required by this Lease to be carried by Landlord or Tenant and in force at the time of any such damage or loss, regardless of the cause of the damage or loss (including the negligence of Landlord or Tenant or their respective agents or employees) to the extent of proceeds actually recovered.

        24.    Property at Tenant's Risk

        All Tenant's Personal Property and all personal property of Tenant's agents, employees, contractors or invitees in the Demised Premises shall remain at Tenant's sole risk and Landlord shall not assume any liability or be liable for any damage to or loss of such personal property, arising from the bursting, overflowing or leaking of the roof or of water, sewer or steam pipes, or from heating or plumbing fixtures or from the handling of electric wires or fixtures or from any other cause whatsoever. Paragraph 18 of this Lease shall be controlling as to the circumstances described in that Paragraph.

        25.    Assignment and Subletting

          25.1    Consent Required.

            (a)   Tenant shall not (i) assign, transfer, mortgage or otherwise encumber, this Lease or any of its rights hereunder, (ii) except as hereinafter provided in the next sentence, permit the use of the Demised Premises or any part thereof by any persons other than Tenant or its employees, agents and invitees, or (iii) permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder by operation of law, in each case without the prior written consent of Landlord, which consent may be granted or denied at the sole and absolute discretion of the Landlord. Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting, provided that all of the following conditions are satisfied: (1) there shall be no occurrence of an Event of Default at the time of the proposed subletting, (2) the proposed subtenant shall be creditworthy (considering the portion of the Demised Premises to be sublet and the length of the proposed sublease term), (3) the proposed subtenant shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity, (4) the use of the Demised Premises by the proposed subtenant shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high-quality office building, (5) the proposed subtenant shall specifically covenant and agree to perform the obligations of Tenant for the portion of the Demised Premises subleased hereunder and to occupy the Demised Premises subject to the provisions of this Lease, and (6) Tenant remains liable for the faithful performance of this Lease, and in the event that fewer than all of the criteria set forth in the foregoing clauses (1) through (6) have been satisfied, Landlord shall have the right to grant or deny its consent in its sole and absolute discretion. The consent by Landlord to any assignment, transfer, or subletting to any person is not to be construed as a waiver or release of Tenant from any provision of this Lease nor as a waiver of the necessity for such consent in a subsequent instance. In the event of any subletting, transfer or assignment, Tenant shall remain fully liable as a principal and not as a guarantor or surety under this Lease. Even if the Landlord accepts or collects rent from any such assignee, transferee, subtenant or occupant, Tenant will not be released from any provision of this Lease. If Tenant is in default hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord. Payment of such rent directly to Landlord shall not establish a landlord and Tenant relationship between Landlord and said subtenant.

            (b)   For purposes of this paragraph a transfer or transfers of fifty percent (50%) or more in interest of Tenant (whether stock, partnership interest or other form of ownership or control) by any person or persons having an interest in ownership or control of Tenant, or the merger of Tenant into another organization after which merger Tenant shall not be the surviving entity, shall be deemed an assignment of this Lease for which the Landlord's consent must be obtained; provided, however, that Landlord's right to terminate under Paragraph 25.2(a) hereof shall not apply to such assignment under this Paragraph 25.1(b) if Landlord so consents to it.

            (c)   Any lawful levy or sale or execution or other legal process shall be classified as an assignment within the meaning of this Lease, as shall be an adjudication in bankruptcy, voluntary or involuntary, or an appointment of a receiver by a state or Federal Court, or insolvency of Tenant, or the execution of a deed or other instrument for the benefit of creditors.

          25.2    Landlord's Options.

            (a)   If Tenant desires to assign this Lease, Tenant shall give written notice thereof to Landlord and Landlord may terminate this Lease effective sixty (60) days after notification by Landlord to Tenant; provided, however, that if Tenant notifies Landlord within ten (10) days after receipt of Landlord's notice that it is withdrawing its request to assign this Lease, Landlord's notice of termination shall be of no force and effect.

            (b)   If Tenant desires to sublet (i) all of the Demised Premises, or (ii) any portion of the Demised Premises consisting of an aggregate of more than 5,000 rentable square feet, Tenant shall first offer in writing ("Tenant's Proposal Notice") to sublet such space to Landlord at the rate of Rent (pro-rated based on square footage) and upon the other terms, covenants and conditions set forth in this Lease, and said Tenant's Proposal Notice shall set forth the approximate rentable square footage which Tenant proposes to sublease and the approximate term of such proposed sublease. Landlord shall have thirty (30) days following receipt of Tenant's Proposal Notice in which to elect to sublease the Demised Premises, or said part of the Demised Premises, at the rate of Rent (pro-rated based on square footage) and upon the other terms, covenants and conditions set forth in this Lease. If Landlord accepts such sublease, Landlord shall notify Tenant, and Tenant may, within ten (10) days following the date of Landlord's notification to Tenant, withdraw its Tenant's Proposal Notice and the offer contained therein, in the event of which withdrawal Landlord shall have no right to sublease such space. If Landlord elects to sublease such space from Tenant, Landlord may then freely sublet such space on any terms and conditions it selects. If Landlord shall fail to give notice of election to sublet the space within the applicable time limit, Tenant may sublet such space to a third party at a rent and upon such terms and conditions not more favorable to such third party than the Third Party Terms as contained in the writing submitted by Tenant to Landlord as aforesaid, provided however that any such sublease shall be (a) for a portion of the Demised Premises the rentable square footage of which is not more than twenty percent (20%) different from the number of rentable square feet set forth in Tenant's Proposal Notice, (b) for a term which is not more than six (6) months longer or shorter than the term contained in Tenant's Proposal Notice, (c) subject to the prior written consent of Landlord as set forth in Paragraph 25.2(b) hereof as to the proposed sublessee and as to the form of such sublease and (d) executed by Tenant and the proposed sublessee within one hundred eighty (180) days following the expiration of Landlord's election period.

            (c)   If Tenant subleases all or part of the Demised Premises or assigns this Lease at a rent (or other charges) in excess of the sum of (i) the Rent payable to Landlord hereunder plus (ii) all reasonable expenses actually incurred by Tenant in connection with such subleasing or assignment for marketing expenses, brokerage commissions, attorneys' fees and Tenant improvements, Landlord shall be entitled to receive fifty percent (50%) of such excess, whether such excess is paid in the form of increased rent, a lump sum or any other form. Landlord, upon reasonable prior notice but not more often than twice per year, shall have the right to inspect Tenant's books and records with respect to any subleased space. If an audit reveals an underpayment to Landlord, Tenant shall, within three (3) days, pay Landlord the amount necessary to satisfy such deficiency. If any audit reveals an error of more than five percent (5%) of the total rent payable to Tenant from any subtenant, then Tenant shall promptly pay all costs and expenses of the audit.

            (d)   In the event that Landlord consents to a proposed sublease or assignment by Tenant, Landlord shall have the right to require Tenant to use Landlord's form of sublease or assignment document, as the case may be, to document such transaction, provided that any such form does not impose any obligations on Tenant or on the proposed subtenant or assignee that are not provided for in this Lease.

            (e)   In the event that Landlord consents to a proposed sublease by Tenant, Landlord shall make available to such subtenant the services which are available to Tenant with respect to the Demised Premises, but such subtenant shall have no privity with Landlord and no right to proceed against Landlord directly in the event of any failure or interruption of such services; rather, in the event of any such failure or interruption, subtenant's sole right shall be to request that Tenant pursue such rights as Tenant may have under this Lease with respect to any such failure or interruption of services.

          25.3    Costs.    Tenant agrees to pay to Landlord as Additional Rent hereunder an administrative fee in the amount of One Thousand Five Hundred Dollars ($1,500), plus reasonable attorneys' fees incurred by Landlord, in connection with any request by Tenant for Landlord to give its consent to any assignment, transfer, mortgage, encumbrance, or subletting by Tenant; provided, however, that Landlord shall waive such administrative fee and other costs under this Paragraph 25.3 for the first two (2) proposed subleases (the "Initial Proposed Subleases") of which Tenant gives Landlord written notice, provided further that (i) Tenant shall use Landlord's form of sublease for such Initial Proposed Subleases, with only minimal changes or additions (ii) Tenant shall submit such Initial Proposed Subleases to Landlord for Landlord's approval within six (6) months following the Lease Commencement Date, (iii) the Initial Proposed Subleases shall be for a portion of the Demised Premises comprising in the aggregate less than 5,000 rentable square feet, and (iv) Landlord's waiver of such costs shall only apply to such Initial Proposed Sublease whether or not such Initial Proposed Sublease is executed by Landlord, Tenant and the proposed subtenant.

          25.4    Sublease with Cushman Realty Corporation.    Landlord hereby approves of the sublease by Tenant to Cushman Realty Corporation ("Cushman") of a portion of the ninth (9th) floor component of the Demised Premises, which portion shall comprise up to approximately 8,898 rentable square feet, subject to Landlord's approval of the form of sublease agreement (the "Cushman Sublease") between Tenant and Cushman, which approval shall not be unreasonably withheld, conditioned or delayed if the Cushman Sublease does not purport to afford Cushman the right to enforce any of the provisions of this Lease or of said sublease against Landlord. Landlord hereby waives the administrative fee which is provided for in Paragraph 25.3 hereof (but not the reasonable attorneys' fees incurred by Landlord) with respect to the Cushman Sublease. The provisions of this Paragraph 25.4 shall be in addition to those set forth in Paragraph 25.3 hereof with respect to the Initial Proposed Subleases and the Cushman Sublease shall not constitute one of the Initial Proposed Subleases.

        26.    Signs

        No sign, advertisement or notice shall be affixed or displayed on the windows or exterior walls of the Demised Premises or on any public area of the Building, except the directories and the office doors, and then only in such places, numbers, size, colors, formats and styles as are approved by Landlord in its sole and absolute discretion and which conform to all applicable laws and/or ordinances. Landlord shall, at all times, have the right to remove any sign, advertisement or notice, which is placed without Landlord's prior written approval. Tenant shall be liable for any and all expenses incurred by Landlord in connection with such removal. Notwithstanding the foregoing, Tenant may install on all full floors leased by Tenant, Tenant's interior sign of such size, materials, design, color and method of fabrication as are approved by Landlord in its sole and absolute discretion and which conform to all applicable laws and/or ordinances.

        Provided that (i) Tenant is leasing (and only during the continuance of such lease) at least two (2) entire floors of the Building (which Landlord hereby acknowledges is the case as of the date of execution of this Lease) and occupying (and only during the continuance of such occupancy) at least one (1) full floor of the Building, and (ii) there is no Event of Default then existing, Tenant shall have the right to display its sign on the facade of the Building at street level in a location which is determined by Landlord in its sole and absolute discretion. Tenant shall submit to Landlord Tenant's plans and specifications for such exterior sign, which plans and specifications (including, but not limited to, the height, width, depth, materials, design, color and method of fabrication of such sign) shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion. Tenant shall be responsible for the installation, maintenance, repair and replacement of any such exterior sign and shall bear all costs thereof. At all times during the Term that such exterior sign may be displayed on the Building, Tenant shall ensure that such exterior sign complies with all applicable laws and governmental regulations and shall maintain any such exterior sign in compliance with the requirements of this Lease.

        27.    Rules and Regulations

        Tenant shall comply with the rules and regulations set forth in Exhibit C attached hereto and with any additions thereto and modifications thereof adopted from time to time by Landlord which are generally applicable to all office tenants in the Building, and of which Tenant is notified, and each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant. Landlord shall use reasonable good faith efforts to avoid discrimination against Tenant in its enforcement of the rules and regulations.

        28.    Landlord Access

        Landlord may enter the Demised Premises at any time in case of any emergency and at reasonable hours (i) to exhibit the same to prospective purchasers, mortgagees or, within the last twelve (12) months of the Term of the Lease, tenants, (ii) to inspect the Demised Premises to see that Tenant is complying with all its obligations hereunder, (iii) to make repairs required of Landlord under the terms hereof or (iv) to make repairs to any adjoining property of Landlord or any entity affiliated with Landlord.

        29.    Subordination

          29.1    Automatic Subordination.    This Lease is subject and subordinate to the lien of any and all mortgages (which term "mortgages" shall include deeds of trust and similar security instruments) and ground or other underlying leases which may now or hereafter encumber or otherwise affect the Land, the Building, or both, as well as the obligation to pay any and all renewals, extensions, modifications, recastings or refinancing thereof; provided, however, that in the event the mortgagee under any such mortgage, or ground lessor under any such ground lease, shall require this Lease to be superior and paramount to such mortgage or ground lease, Tenant agrees to execute and deliver any documents required for such purpose within five (5) days after delivery of such documents to Tenant.

          29.2    Instruments of Subordination.    This paragraph shall be self-operative and no further instruments of subordination need be required by any mortgagee, trustee or Ground Lessor. Nevertheless, if requested by Landlord, Tenant shall promptly execute any certificate or other document specified by Landlord in confirmation of this subordination. Tenant agrees that, if any proceedings are brought for the foreclosure of any such mortgage, Tenant, if requested to do so by the purchaser at the foreclosure sale, shall attorn to the purchaser, shall recognize the purchaser as Landlord under this Lease, and shall make all payments required hereunder to such new Landlord without deduction or setoff, and Landlord agrees that Tenant shall have no liability to Landlord for any payments which Tenant makes to such purchaser in accordance with this Lease. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed. Landlord shall (a) obtain from the current mortgagee of the Building and the Land (the "Current Mortgagee") a non-disturbance agreement for the benefit of Tenant in such Current Mortgagee's current form (and Landlord shall pay any fee imposed by the Current Mortgagee related thereto); (b) obtain from any future mortgagee of the Building and the Land Which places a mortgage thereon prior to December 1, 2001 (a "Pre-December 1, 2001 Mortgagee") a non-disturbance agreement for the benefit of Tenant in such Pre-December 1, 2001 Mortgagee's current form (and Landlord shall pay any fee imposed by such Pre-December 1, 2001 Mortgagee related thereto); (c) during the initial Term of this Lease, provided that (1) Tenant's net worth in excess of good will is at least Six Million Dollars ($6,000,000.00) and (2) there does not then exist any default with respect to the payment of Rent under this Lease or any Event of Default of any nature, obtain from any mortgagee of the Building and the Land which places a mortgage thereon on or after December 1, 2001 (each a "Future Mortgagee") a non-disturbance agreement for the benefit of Tenant in such Future Mortgagee's then current form; and (d) use reasonable efforts to obtain from any Future Mortgagee (other than any Pre-December 1, 2001 Mortgagee and any Future Mortgagee where all of the conditions set forth in the immediately preceding clause (c) have been satisfied) a non-disturbance agreement for the benefit of Tenant in such Future Mortgagee's then current form; provided, however, that (i) notwithstanding any other provision of this Paragraph 29, this Lease shall not be subordinate to the deed of trust for the benefit of the Current Mortgagee, any Pre-December 1, 2001 Mortgagee or Future Mortgagee with respect to which all of the conditions set forth in clause (c) of this sentence have been satisfied unless Landlord obtains from the Current Mortgagee, Pre-December 1, 2001 Mortgagee or Future Mortgagee with respect to which all of the conditions set forth in clause (c) have been satisfied, as applicable, a non-disturbance agreement in the then current form of such Current Mortgagee, any Pre-December 1, 2001 Mortgagee or Future Mortgagee with respect to which all of the conditions set forth in clause (c) of this sentence have been satisfied, as applicable, (ii) in the event that Landlord does not obtain a non-disturbance agreement which it is obligated to obtain pursuant to Paragraph 29.2(a) hereof, then Tenant's sole remedy shall be that this Lease shall not be subject and subordinate to the lien of the deed of trust or mortgage for the benefit of the Current Mortgagee, any Pre-December 1, 2001 Mortgagee or Future Mortgagee with respect to which all of the conditions set forth in clause (c) of this sentence have been satisfied, as applicable, and Landlord shall have no liability to Tenant on account of Landlord's failure to obtain a non-disturbance agreement, (iii) Tenant shall pay all costs actually incurred by Landlord which are imposed by any Future Mortgagee or ground lessor, as the case may be, with respect to the negotiation, documentation and processing of such non-disturbance agreement (as opposed to any origination fees, points or increased interest) and (iv) in the event that Landlord does not obtain any such non-disturbance agreement from any Future Mortgagee (except for any Future Mortgagee as to which all of the conditions set forth in clause (c) of this sentence have been satisfied) or ground lessor, as the case may be, this Lease shall be and remain subject and subordinate to the lien of said mortgage or ground lease, as the case may be, and to any and all renewals, extensions, modifications, recastings and refinancings thereof.

        30.    Estoppel Certificates; Financial Statements

          30.1    Estoppel Certificate.    Tenant shall, without charge, at any time and from time to time, within ten (10) business days of Landlord's request or within ten (10) business days of the request of any ground lessor, if any, the holder of any indebtedness secured by the Land, the Building, or both, any purchaser of the Land, the Building, or both, or any person designated by Landlord, execute, acknowledge and deliver to such requesting party a written estoppel certificate certifying, as of the date of such estoppel certificate, the following to the extent that they are true: (a) whether or not Tenant is in possession of the Demised Premises; (b) whether or not this Lease is unmodified and in full force and effect (or if there has been a modification, that the Lease is in full force and effect as modified and setting forth such modifications); (c) that the Term has commenced and the full rental is now accruing; (d) the amounts of Monthly Base Rent and Additional Rent currently due and payable by Tenant; (e) that Tenant has accepted possession of the Demised Premises and is currently operating its business therein; (f) that any improvements required by the Lease have been made by Landlord to the satisfaction of Tenant; (g) whether or not there are then existing any setoffs, charges, liens, claims or defenses against the enforcement of any right hereunder, including Monthly Base Rent or Additional Rent (and, if so, specifying the same in detail); (h) that no Monthly Base Rent (except the first installment thereof) had been paid more than thirty (30) days in advance of its due date; (i) that Tenant has no knowledge of any then uncured defaults by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (j) that Tenant is not in default; (k) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and (l) any other certifications requested by Landlord. Any statement delivered pursuant to this paragraph may be relied on by an owner of the Building, any prospective purchaser of the Building, any ground lessor or prospective ground lessor, any mortgagee or prospective mortgagee of the Building, the Land or both or of Landlord's interest therein, or any prospective assignee of such mortgagee. Landlord shall, without charge, within thirty (30) days after receipt of any request therefor from Tenant, execute and deliver to Tenant a certificate stating to Landlord's knowledge and to the extent accurate: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Tenant hereunder (and, if so, specifying the same in detail); (iii) the dates to which Rent and any other charges hereunder have been paid by Tenant; (iv) whether Landlord has knowledge of any then uncured defaults under this Lease (or, if Landlord has knowledge of any such defaults, specifying the same in detail); (v) whether Landlord has knowledge of any event that will or may result in the termination of this Lease (or if Landlord has such knowledge, specifying the same in detail); and (vi) the address to which notices to Landlord are to be sent; provided, however, that in no event may Tenant request that Landlord provide such a certificate more than once in any twelve (12) month period of the Term of this Lease, unless Tenant's request therefor is required by any proposed transfer or sale of Tenant's ownership interests or the financing of Tenant's equipment located within the Demised Premises.

          30.2    Financial Statements.    Tenant covenants and agrees that, not more frequently than once a year (except in the event of a proposed or actual sale or financing of the Building, the Land or both) at any time, within thirty (30) days after notice and demand by Landlord, Tenant will furnish to Landlord certified financial statements as of the end of Tenant's last calendar year and Tenant consents to the delivery of same by Landlord to lenders or prospective lenders or purchasers of all or part of the Building, the Land or both or of any interest therein. Notwithstanding the foregoing, in the event that if, after Tenant provides such financial statement to Landlord following Landlord's request therefor, Tenant's financial statement is changed, Tenant shall provide Landlord with a revised financial statement within ten (10) days following the date of its preparation. Landlord shall use reasonable efforts to preserve the confidentiality of the information contained in such statements, except for (a) employees of Landlord and Landlord's asset manager, property manager, accountants and attorneys and others who provide services to Landlord and have a reasonable need to have access to such information, (b) prospective purchasers of the Land, the Building or both or any interest therein, and (c) prospective lenders to Landlord, all of whom shall be advised by Landlord of the provisions of this Paragraph 30.2. and shall acknowledge in writing to Landlord their own obligation to use reasonable efforts to preserve the confidentiality of such information.

        31.    Hold-Over

        If Tenant shall not immediately surrender the Demised Premises on the day after the expiration or termination of the Term, then Tenant shall, by virtue of this Lease, become a Tenant at sufferance (i) during the first sixty (60) days of such holdover occupancy at a monthly rental equal to one hundred fifty percent (150%) of the Monthly Base Rent due under the terms of this Lease, and (ii) thereafter, at a monthly rental equal to two hundred percent (200%) of the Monthly Base Rent due under the terms of this Lease. Tenant, as a Tenant at sufferance, shall be subject to all of the conditions and covenants of this Lease (including payment of Additional Rent) as though the tenancy had originally been a monthly tenancy. During any holdover period each party shall give to the other at least thirty (30) days prior written notice to quit the Demised Premises, except in the event of a nonpayment of Monthly Base Rent or of Additional Rent when due, or of the breach of any other covenant by Tenant, in either of which events Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being expressly waived; provided, however, that in the event that Tenant shall hold over after expiration of the Term, then at any time prior to the acceptance, Landlord, at its election or option, may re-enter and take possession of the Demised Premises forthwith, without process, or by any legal action or process in force in the jurisdiction in which the Building is located.

        32.    Quiet Enjoyment

        Landlord covenants that it has the right to make this Lease and that, if Tenant pays all of the Monthly Base Rent and the Additional Rent, performs all of its obligations provided for hereunder and observes all of the other provisions hereof, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Demised Premises without hindrance by Landlord or its successors and assigns, subject to the provisions of this Lease, including, without limitation, Paragraphs 29 and 31 hereof. In the performance of, and in permitting the performance of, any work in connection with the buildout of premises on floors immediately above and below the Demised Premises, Landlord shall use reasonable efforts to avoid unreasonable interference with Tenant's business operations during the Building's normal business hours, and Landlord shall perform any required core drilling on such floors during hours other than the Building's normal business hours (except for emergencies), and shall use reasonable efforts (except for emergencies) to perform the placement of wall studs on such floors before 9:00 a.m. (except that this sentence shall not apply as to weekends or Holidays).

        33.    Certain Rights Reserved by Landlord

        Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting any eviction, constructive or actual, or disturbance of Tenant's use or possession of the Demised Premises or giving rise to any claim for setoff or abatement of Monthly Base Rent or Additional Rent:

            (a)   To change the Building's name or street address upon one hundred twenty (120) days' written notice to Tenant, unless a shorter period is required by a governmental agency which mandates such change;

            (b)   To affix, maintain and remove any and all signs on the exterior and interior of the Building.

            (c)   To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Demised Premises or the Building.

            (d)   To decorate or to make repairs, alterations, additions or improvements, whether structural or otherwise, in and about the Building, or any part thereof, including, but not limited to, the installation of a sprinkler system and sprinkler heads, and for such purposes to enter the Demised Premises and, during the continuance of any such work, to temporarily close doors, entry ways, common or public spaces and corridors in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting any of Tenant's obligations hereunder, so long as the Demised Premises are reasonably accessible.

            (e)   To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

            (f)    To alter, relocate, reconfigure and reduce the Common Areas of the Building, as long as the Demised Premises remain reasonably accessible.

            (g)   To alter, relocate, reconfigure, reduce and withdraw the Common Areas located outside the Building, including parking and access roads, as long as there is not more than a de minimus adverse effect on Tenant.

            (h)   To erect, use and maintain pipes and conduits in and through the Demised Premises.

            (i)    To operate and maintain, or cause to be operated and maintained, the Common Areas in a manner deemed by Landlord to be reasonable and appropriate and in the best interest of the Building, but all Common Areas shall be subject to the exclusive control and management of Landlord.

        In exercising its rights under this Paragraph 33, Landlord shall perform any such work in such a manner as to minimize any disruption of Tenant's business operations.

        34.    Landlord's Successors

        Landlord (and any successor or affiliate of Landlord) may freely sell, assign or otherwise transfer all or any portion of its interest under this Lease or in the Demised Premises or the Building or the Land, and in the event of any such sale, assignment or other transfer, the party originally executing this Lease as Landlord, and any successor or affiliate of such party, shall without further agreement between Landlord and Tenant or between Landlord and/or Tenant and the person who is the purchaser, assignee or other transferee of Landlord, be relieved of any and all of its obligations under this Lease, and Tenant shall thereafter be bound to such purchaser, assignee or other transferee, with the same effect as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or other transferee assumes and agrees to carry out all the obligations of Landlord hereunder arising after the date of such sale, assignment or transfer.

        35.    Relocation of Tenant    [Intentionally omitted.]

        36.    Modifications to Lease

        In the event any of Landlord's insurance carriers or any Mortgagee requests modifications to this Lease, Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications (i) do not adversely affect Tenant's use of the Premises as herein permitted, (ii) increase the rentals and other sums payable by Tenant hereunder, (iii) do not affect any other economic terms of this Lease (including, but not limited to, the Tenant Allowance), (iv) do not affect the area, configuration or location of the Demised Premises, (v) do not affect the Term of this Lease (including the Renewal Option, as hereinafter defined), (vi) do not affect Tenant's expansion rights under Paragraph 56 hereof, (vii) do not affect Tenant's right to lease Available Space (as hereinafter defined),

(viii) do not affect Tenant's right to receive a non-disturbance agreement from the Current Mortgagee upon the terms and conditions set forth in Paragraph 29.2 hereof or Landlord's obligation to use reasonable efforts to seek a non-disturbance agreement from any other future mortgagee upon the terms and conditions set forth in Paragraph 29.2 hereof, (ix) do not reduce Tenant's cure periods provided in Paragraph 20 of this Lease or extend any of Landlord's cure periods with respect to a default by Landlord under this Lease, and (x) do not materially adversely affect any of Tenant's other rights or obligations under this Lease. In the event Tenant refuses or fails to execute such amendment within such 30-day period, Landlord shall have the right, at its sole option, in addition to Landlord's other remedies for an Event of Default, to terminate and cancel this Lease by written notice to Tenant specifying the date on which this Lease will terminate. From and after said termination date, both Landlord and Tenant shall be relieved of any and all further obligations hereunder, except liabilities arising prior to the date of termination.

        37.    Attorneys' Fees

        In the event of any default hereunder, Tenant shall pay to Landlord all reasonable attorneys' fees incurred by Landlord in connection with such default or the enforcement of Landlord's rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such default. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease.

        38.    Notices

        All notices required or desired to be given by either party to the other shall be addressed and sent, by registered or certified mail, return receipt requested, first-class postage prepaid, or by personal delivery, or overnight mail or courier that provides written notice of delivery to the Landlord's Address, or Tenant's Legal Notice Address, as the case may be. Either party may, by written notice to the other, designate a new address to which such notices shall be directed. Such communications, if sent by overnight courier or registered or certified mail, shall be deemed to have been given two (2) days after the date of mailing. If any mortgagee shall notify Tenant in writing that it is the holder of a mortgage affecting the Demised Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such mortgagee in the manner prescribed in this Section at such address as such mortgagee shall designate to Tenant in writing.

        39.    Remedies Cumulative; No Waiver

        All rights and remedies given herein and/or by law or in equity to Landlord are separate, distinct and cumulative, and none of them, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other. No failure of Landlord to exercise any power given Landlord hereunder, and no custom or practice of the parties at variance with the terms, hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof. Receipt by Landlord or payment by Tenant of any Monthly Base Rent or Additional Rent with knowledge of the breach of any provisions hereof shall not constitute a waiver of such breach or a waiver of any party's rights with respect to any matter which had been disputed in writing and no waiver by Landlord or Tenant of any provision hereof or of any rights with respect to any matter which had been disputed in writing shall be deemed to have been made unless made in writing.

        40.    Final Agreement

        This Lease, including all Addenda and Exhibits hereto, is intended by the parties as the final expression of their agreement and as a complete and exclusive statement of the terms between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates shall be relevant or admissible to determine the meaning of any of the terms of this Lease. No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can only be modified by a writing signed by all of the parties hereto or their duly authorized agents.

        41.    Waiver of Jury Trial

        Tenant and Landlord hereby waive all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Demised Premises.

        42.    Force Majeure

        Landlord shall not be required to perform any of its obligations under this Lease, nor be liable for loss or damage for failure to do so, nor shall Tenant thereby be released from any of its obligations under this Lease, where such failure arises from or through any cause beyond the reasonable control of Landlord.

        Tenant shall not be required to perform any of its non-monetary obligations under this Lease, nor shall Tenant be liable for loss or damage for failure to do so, nor shall Landlord thereby be released from any of its obligations under this Lease, where such failure arises from or through any cause beyond the reasonable control of Tenant, but in no event shall this Paragraph 42 be interpreted to relieve Tenant of any of its obligations to pay all Rent in the amounts and when due under this Lease.

        43.    Gender; Assigns and Successors; Joint and Several Liability

        Feminine or neuter pronouns may be substituted for those of the masculine form, and the plural may be substituted for the singular number, in this Lease where the context may require. The term "Landlord" means only the owner of the Landlord's interest in this Lease; and, in the event of the sale, assignment or transfer by such owner of the Landlord's interest in this Lease, such owner shall thereupon be released and discharged of all covenants and obligations of Landlord thereafter accruing. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, the liability of each such member shall be joint and several.

        44.    Severability

        If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall be held invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

        45.    Time is of the Essence    [Intentionally omitted.]

        46.    Indemnities

          46.1    Tenant's Indemnity.    Tenant agrees it will defend all actions against Landlord (including any partners, officers, directors, employees, agents, or mortgagees) and that it will indemnify to the fullest extent permitted by law and save Landlord harmless from and against any and all liabilities, losses, damages, causes of action, suits, claims, demands, judgments, costs and expenses of any kind (including court costs and reasonable attorneys' fees but excluding any consequential damages except any to which Landlord may become entitled pursuant to Paragraphs 31 or 53 hereof) relating to or arising from or in connection with (i) any act or omission of Tenant in connection with the possession, use, occupancy, management, repair, maintenance or control of the Demised Premises or any portion thereof; (ii) any act or omission of Tenant or Tenant's agents, sublessees, contractors, employees or invitees related to this Lease or to the Demised Premises; (iii) any default, violation or injury to person or property or loss of life sustained in or about the Demised Premises from Tenant's act or omission; (iv) any violation or breach of this Lease by Tenant; (v) any other matter arising from Tenant's use of the Demised Premises or any act or omission of Tenant, its agents, sublessees, contractors, employees or invitees; (vi) any discrimination by Tenant, or any of its servants, agents or employees, against any employee of Tenant, any applicant for employment with Tenant, or any other person, because of race, color, religion, sex, national origin or any other classification protected by law; and (vii) any sexual harassment of any person by Tenant or any of its servants, agents or employees.

          46.2    Landlord's Indemnity.    Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any cost, damage, liability or expense incurred by Tenant, except for consequential damages, which results from any willful misconduct or gross negligence of Landlord or its agents.

        47.    Limitation on Landlord Liability

        Notwithstanding any provision to the contrary contained herein, Tenant shall look solely to the estate and property of Landlord in and to the Land and the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Demised Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Demised Premises, shall be limited to such estate and property of Landlord in and to the Land and the Building. No properties or assets of Landlord other than the estate and property of Landlord in the Land and the Building and no property owned by any partner or owner of Landlord shall be subject to levy, execution or other enforcement proceedings or other judicial process for the satisfaction of any judgment or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Demised Premises.

        48.    No Partnership

        Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture between Landlord and Tenant or create any other relationship between the parties hereto other than that of Landlord and Tenant.

        49.    Brokerage

        Landlord and Tenant each represent that they have had no dealings with any real estate broker, finder or other person, with respect to this Lease in any manner, except the Broker. Tenant agrees to indemnify and hold harmless Landlord against and from any claim for brokerage commissions or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of any dealings Tenant had with any broker, finder or other persons other than the Broker. Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Lease in accordance with the provisions of a separate commission contract.

        50.    Tenant's Authority

        If Tenant is a corporation or if Tenant is a partnership, it shall, concurrently with the signing of this Lease, at Landlord's option, furnish to Landlord certified copies of the resolutions of its board of directors (or of the executive committee of its board of directors) or partnership consent authorizing Tenant to enter into this Lease. Moreover, each individual executing this Lease on behalf of Tenant hereby represents and warrants that he or she is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation, limited liability company partnership under the laws of the state of its incorporation or formation, is, to the extent required by applicable law, qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken.

        51.    Applicable Law

        This Lease shall be construed under the laws of the jurisdiction in which the Building is located.

        52.    Parking

        Throughout the Term, Tenant shall have the right to obtain parking space contracts in the Building garage for the Parking Spaces; provided, however, that in the event that, as of the Lease Commencement Date, Tenant has not elected to contract for all of the Parking Spaces which Tenant has the right to obtain pursuant to Paragraph 1.A.11 hereof, thereafter Tenant shall give Landlord sixty (60) days' written notice of Tenant's election to contract for any such additional number of Tenant's permitted parking space(s) as Tenant may elect (and is permitted) to obtain under this Lease. Tenant shall pay to the garage operator the market rate for each such Parking Space, as determined from time to time by the garage operator. No specific parking spaces will be designated for use by Tenant. Tenant, its agents, servants, invitees, employees, licensees, subtenants, assignees, customers, clients, guests and visitors shall observe reasonable safety precautions in the use of the garage or parking lot and shall at all times abide by all rules and regulations promulgated by Landlord or the garage operator governing use of the garage or parking lot. Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobile parked in the garage or parking lot, or to any personal property located therein, or for any injury sustained by any person in or about the garage or parking lot.

        53.    Hazardous Materials

          53.1    Definition.    As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

          53.2    General Prohibition.    Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Demised Premises, the Building, or the Land (hereinafter referred to collectively as the "Property") by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, attorneys', consultants', and experts' fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees.

          53.3    Notice.    In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or its affiliates, agents, employees, contractors, subtenants, assignees or invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Demised Premises, the Property or Tenant's use or occupancy thereof.

          53.4    Landlord's Obligation.    In the event that Landlord obtains actual knowledge of the presence of Hazardous Materials in the Demised Premises or in any of the Common Areas of the Building which are utilized by Tenant in a quantity and of a nature that violate any applicable governmental requirements and that were not introduced to the Building by Tenant, Landlord shall take such action, if any, as may be required to comply with such governmental requirements; provided, however, that Landlord shall have the right to contest any such notice of violation, in which case Landlords' obligation to cure shall not arise until after the final adjudication of the validity of the violation notice.

          53.5    Survival.    The respective rights and obligations of Landlord and Tenant under this Paragraph 53 shall survive the expiration or earlier termination of this Lease.

        54.    Landlord's Right to Terminate    [Intentionally omitted.]

        55.    Option to Extend

        Provided that (a) there is not then in existence an Event of Default and (b) there have not been more than two (2) Events of Default during the period of the preceding two (2) years with respect to any obligations of Tenant under this Lease (including, without limitation, the payment of any Rent under this Lease), in each case both at the time of exercise of the Renewal Option, as hereinafter defined, in question, and at the commencement of the Renewal Period, as hereinafter defined, and (c) Tenant is then in occupancy of the entire eighth (8th) floor portion of the Demised Premises at the time of exercise of the Renewal Option, as hereinafter defined, and at the time of the commencement of the Renewal Period, as hereinafter defined, in question, Tenant shall have one (1) option (the "Renewal Option") to extend the Term of the Lease for one (1) additional five (5) year period (the "Renewal Period") after the expiration of the initial Term. The Renewal Option shall be exercisable only by written notice given by Tenant to Landlord not later than twelve (12) months, nor earlier than twenty (20) months, prior to the expiration of the initial Term. In the event that Tenant does not timely exercise the Renewal Option, said Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of the Renewal Option and it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of its Renewal Option by the date set forth herein for such exercise thereof.

        All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent charged for each Renewal Period shall be the then "Prevailing Market Rent", which shall be the rent for comparable office space in comparable buildings in Washington, D.C. for renewal tenants, taking into account, among other things, such concessions, improvements, allowances, the Base Year, the annual escalator and abatements, if any, as are then being offered by landlords offering such comparable space in comparable buildings to renewal tenants. If within thirty (30) days following delivery of Tenant's notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the Renewal Period in question, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers' determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker [which such Broker has not been previously engaged by Landlord or Tenant in the immediately preceding five (5) years] within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent.

        Within thirty (30) days after the Prevailing Market Rent is determined as aforesaid, the parties shall execute an amendment to this Lease setting forth the new Rent to be paid for the Renewal Period.

        For the purposes of this Paragraph 55, "Broker" shall mean a real estate broker licensed in the District of Columbia, who has been regularly engaged in such capacity in the business of commercial office leasing in the District of Columbia for at least ten (10) years immediately preceding such person's appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.

        56.    Conference Center

        Landlord covenants to construct prior to the Lease Commencement Date and maintain throughout the Term in the Building a conference center (the "Conference Center") consisting of at least 2,500 square feet. Landlord shall provide the set-up, break-down and cleaning of all chairs, tables and other equipment in the Conference Center used by Tenant and shall provide maintenance service following Tenant's use of the Conference Center, and Tenant shall reimburse Landlord for all costs of such set- up, break-down, cleaning and maintenance service (including, but not limited to, overtime costs incurred by Landlord) within fifteen (15) business days following Landlord's issuance of an invoice to Tenant for such costs. All costs of operation, use, maintenance, repair and replacement of the conference center in the Building (but not any rental factor or any costs reimbursed pursuant to the immediately preceding sentence) shall be includable in Operating Expenses, except to the extent specifically excluded therefrom pursuant to Paragraph 1.B.12. hereof or charged directly to Tenant pursuant to the immediately preceding sentence of this Paragraph 56 or to other tenants of the Building pursuant to similar provisions in their leases.

        Landlord shall designate a representative to coordinate scheduling of the use of the Conference Center by tenants of the Building. Priority regarding the reservation of and use of the Conference Center shall be on a "first-come, first-served" basis, and if available when requested, Tenant and other tenants of the Building shall have the right to reserve the Conference Center for monthly meetings for one (1) day per month for the following six (6) months (in addition to whatever reservations Tenant and such other tenants may wish to make for available times); furthermore, the use of and reservation of the Conference Center shall be pursuant to rules and regulations regarding the Conference Center which shall be determined by, and applied by, Landlord in its sole and absolute discretion; provided, however, that Landlord shall use reasonable efforts not to discriminate in its application of such rules and regulations.

        57.    Storage Space

        Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in its "as is" condition, that certain storage space comprising approximately one thousand one hundred twenty-six (1,126) usable square feet of floor area known as B407 on the basement level of the Building in the location shown on Exhibit G attached hereto and made a part hereof (the "Storage Space"). From and after the Lease Commencement Date, Tenant shall pay to Landlord rent for such Storage Space (the "Storage Space Rent") in the following amounts:

Lease Year	Storage Space Rent Per Square Foot Per Annum	Storage Space Rent Per Annum	Monthly Storage Space Rent
1	$18.00	$20,268.00	$1,689.00
2	$18.45	$20,774.70	$1,731.23
3	$18.91	$21,292.66	$1,774.39
4	$19.38	$21,821.88	$1,818.49
5	$19.86	$22,362.36	$1,863.53
6	$20.36	$22,925.36	$1,910.45
7	$20.87	$23,499.62	$1,958.30
8	$21.39	$24,085.14	$2,007.10
9	$21.92	$24,681.92	$2,056.83
10	$22.47	$25,301.22	$2,108.44

The Storage Space will not be included in any calculation of the area of the Demised Premises. Tenant may terminate its lease of the Storage Space at any time following ninety (90) days' written notice to Landlord. Tenant's Storage Space shall not be subject to any additional passthroughs by Landlord to Tenant of operating costs, real estate taxes, or char costs with respect to the Storage Space. Landlord shall provide only electric lighting in the Storage Space as and to the extent determined by Landlord; provided, however, that Tenant shall not use the electric current supplied for such lighting for any other purpose, it being expressly agreed that any electric outlets or electric current for purposes other than said lighting are not provided by Landlord and shall be at Tenant's sole cost and expense. Except as aforesaid, Landlord shall have no obligation to provide any build out, finishing work or improvements, maintenance, repairs, or any services or utilities to Tenant or to the Storage Space. Tenant shall not install or operate in the Storage Space any equipment or other machinery, without the prior written consent of Landlord in Landlord's sole and absolute discretion.

        58.    Right of First Offer

          58.1    Available Space.    Provided that (a) there is not then in existence an Event of Default and (b) there have not been more than two (2) Events of Default during the period of the preceding two (2) years with respect to any obligations of Tenant under this Lease (including, without limitation the payment of any Rent under this Lease), in each case both at the time of Landlord's Offer, as hereinafter defined, and at the time of the commencement of the Term as to the Available Space, as hereinafter defined, and (c) Tenant is then in occupancy of at least seventy percent (70%) of the Demised Premises at the time of Landlord's Offer, as hereinafter defined, and at the time of the commencement of the term as to the Available Space, as hereinafter defined, and provided further that the right and option of Tenant hereinafter granted shall be subject and subordinate to (i) the right of Landlord to lease the Available Space to initial tenant(s) thereof [solely pursuant to the initial lease(s) to such initial tenant(s) and any extension or renewal options contained in such initial lease] and (ii) the prior rights and options of all such initial tenants as to said Available Space, then solely during the period commencing on the date of expiration of the tenancy of each such initial Tenant and ending on the last day of the initial Term, Tenant shall have a right to receive from Landlord, an offer to lease the Available Space to Tenant on the terms set forth in Landlord's Offer, which offer shall be accepted or rejected at Tenant's option and which right shall be a one-time right as to each portion of the Available Space which is offered by Landlord to Tenant (or a one-time right as to all of the Available Space if it is offered by Landlord to Tenant in its entirety at one time). "Available Space" means only that office space which is contiguous to the Demised Premises and located on the ninth (9th) floor of the Building or that office space located on the tenth (10th) floor of the Building, or both, as said space may become available for lease after the initial leasing thereof by Landlord to another Tenant; provided, however, that Tenant shall not have the right to lease any Available Space located on the tenth (10th) floor of the Building after the expiration of the seventh (7th) Lease Year of the initial Term unless Tenant simultaneously exercises its Renewal Option as to the entire Demised Premises (that is, the Demised Premises originally demised under this Lease and any other Available Space which has already been leased by Tenant, together with the Available Space located on the tenth (10th) floor of the Building which is the subject of the offer from Landlord) and simultaneously executes an amendment to this Lease with respect to the first (1st) Renewal Period; further provided, that if at the time that Tenant exercises such right to lease Available Space on the tenth (10th) floor of the Building and simultaneously exercises its first Renewal Option, there is less than fifteen (15) months remaining in the initial Term, then the procedures set forth in Paragraph 55 hereof for determining the Prevailing Market Rent for the Renewal Period shall commence fifteen (15) months prior to the expiration of the initial Term. The Available Space shall be offered to and accepted (if at all) by Tenant on the terms and conditions set forth in Landlord's offer to Tenant as to such Available Space ("Landlord's Offer"), which may include an offer of all of the Available Space at one time or offers of portions of the Available Space in multiple offers made by Landlord, as determined by Landlord in its sole and absolute discretion.

          58.2    Notice; Exercise.    Tenant shall give to Landlord written notice of Tenant's exercise of its option to so lease the Available Space within ten (10) business days after the date on which Landlord gives Landlord's Offer to Tenant. If Tenant shall fail to exercise its option to lease the Available Space within said ten (10) business days after the date on which Landlord's Offer is so given by Landlord, then Landlord shall be free to offer to lease and to lease such Available Space to others and Tenant's right to lease said Available Space shall be void and of no force or effect for the remainder of the Term of this Lease (Tenant's right hereunder being a one-time right as to such Available Space), and Landlord may lease said Available Space to others upon such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Tenant's delivery of the aforesaid notice to Landlord and that, if such written notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Tenant's failure to give such written notice).

          58.3    Execution of Lease Amendment.    Within thirty (30) days (subject to written extension by Landlord) after the date Tenant gives written notice to Landlord of the exercise of Tenant's option hereunder, Landlord shall prepare and Landlord and Tenant shall execute an amendment to this Lease setting forth the terms set forth in Landlord's Offer as to the Available Space. The Available Space, when so leased to Tenant, shall become part of the Demised Premises and shall be subject to the terms and conditions of this Lease then prevailing, except as follows:

            (a)   The term as to the Available Space leased by Tenant pursuant to this Paragraph 58 shall commence on the "Available Space Effective Date" and shall continue for the remainder of the Term existing as of the Available Space Effective Date, and the exercise of any option to extend the Term by Tenant pursuant to Paragraph 55 of this Lease shall also include extension of the Term for a like period as to the Available Space leased to Tenant as of the commencement date of such extension period.

            (b)   The Base Rent for the Available Space shall be at the same rental rate per square foot then in effect for the original Demised Premises and shall thereafter be subject to the same increases as apply to the original Demised Premises.

            (c)   Landlord shall deliver to Tenant and Tenant shall accept delivery of possession of the Available Space in its then AS-IS condition. Notwithstanding the foregoing, if Tenant has exercised its option to lease Available Space in accordance with Paragraph 58.1, Landlord shall provide to Tenant an allowance (the "Available Space Tenant Allowance") in an amount per rentable square foot of floor area comprising such Available Space equal to the product of (a) Fifty-Eight and 46/100 Dollars ($58.46) multiplied by (b) the quotient of (x) the number of Lease Years remaining in the initial Term as of the Available Space Effective Date divided by (y) ten (10); provided, however, that for purposes of this formula, a partial Lease Year shall be counted as a fraction of twelve (12) months (expressed as a percentage). All terms of Paragraph 16.1 shall apply to the Tenant improvement work to be done in the Available Space except the amount of the Tenant Allowance.

            (d)   From and after the Available Space Effective Date as to the Available Space, such Available Space shall be included in the term "Demised Premises" as used in this Lease, and Tenant's Percentage of Increased Operating Expenses, Tenant's Percentage of Increased Char Service Costs and Tenant's Percentage of Increased Real Estate Taxes shall all be increased proportionately.

        If Tenant shall fail to execute said Lease Amendment (or said new lease, as the case may be) for the Available Space within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord's option exercisable by written notice to Tenant: (a) to cancel the exercise by Tenant of Tenant's option and to offer to lease and to lease such Available Space to others upon such terms and conditions as shall be acceptable to Landlord, and to hold Tenant liable for any damages to Landlord from such cancellation, or (b) to not cancel the exercise by Tenant of Tenant's option, in which case Tenant shall remain bound by the exercise thereof and Tenant shall be deemed to be in default of this Lease.

          58.4    Miscellaneous Provisions.    Nothing set forth in this Paragraph 58 shall be construed to give Tenant a superior right to lease any Available Space or any other space in the Building (i) that is leased to another tenant and that is subject to any written option on the part of such other Tenant to renew or extend the term thereof, (ii) that is or will be leased by Landlord to initial tenants thereof (except to the extent that such initial tenants do not have a renewal option in their initial lease), or (iii) the prior rights and options of all such initial tenants. Any lease of Available Space entered into pursuant to the terms of this Paragraph 58 shall be effective upon the date of the amendment to this Lease (or upon the date of such new lease, as the case may be) and the term thereof and the obligation to pay rental thereunder shall commence upon the date determined pursuant to the provisions of Landlord's offer, as set forth in such amendment or new Lease. During the period that any Landlord's Offer is outstanding, Landlord may proceed with negotiations with prospective tenants other than Tenant with respect to any or all of the Available Space in question, provided that Landlord may only enter into leases with respect to any such Available Space upon complying with all of the terms and conditions regarding Tenant's right of first offer, as set forth in this Paragraph 58. Tenant may only take Available Space hereunder in whole but not in part.

        59.    Antenna License

        Subject to the terms of this Paragraph 59, Landlord hereby grants to Tenant a license during the Term, provided that there then exists no Event of Default under this Lease, to install and operate one (1) eighteen inch (18") satellite dish antenna (solely for Tenant's business as conducted within the Demised Premises, and not for any resale or other commercial purpose), in accordance with specifications and at locations approved by Landlord in writing in advance, in Landlord's sole discretion (such antenna being hereinafter referred to as the "Antenna"). Landlord shall also have the right to relocate the Antenna to another location on the roof of the Building, which shall be accomplished at Landlord's sole expense, and which right shall not be exercised by Landlord in a manner which would deprive Tenant of a clear reception, within the requirements of the Federal Communications Commission governing the Antenna.

        Any provision hereof to the contrary notwithstanding, Landlord shall have the right, in its sole discretion, to require Tenant to use a contractor specified by Landlord to install the Antenna, all at Tenant's sole cost and expense, or to have a contractor specified by Landlord supervise the installation of the Antenna by Tenant's contractor and in such event Tenant agrees to pay Landlord's contractor's reasonable supervision fees.

        In the event Tenant undertakes installation of the Antenna, Tenant shall pay to Landlord, in advance, a license fee (the "Antenna Fee"), as Additional Rent hereunder, commencing on the first day of the month in which the Antenna is installed. The Antenna Fee shall be in the amount of Five Hundred Dollars ($500.00) per month and shall be payable on or before the first day of each month during the Term, without demand, deduction, set-off or counterclaim; provided, however, that commencing on the first day of the second (2nd) Lease Year of the Term and on the first day of each subsequent Lease year of the Term thereafter, the Antenna Fee shall be increased to an amount equal to one hundred two percent (102%) of the Antenna Fee in effect for the previous Lease Year. If

Tenant undertakes installation of the Antenna on a date other than the first day of a calendar month, Tenant shall receive a credit equal to (a) the Antenna Fee multiplied by (b) the quotient of the number of days in said calendar month prior to such installation date divided by the number of days in such month, which credit shall be applied toward the installment of the Antenna Fee next due hereunder.

        This Paragraph 59 shall be subject at all times to the following conditions (the failure of any of which shall be a material breach of this Paragraph 59 by Tenant and shall give Landlord the right to terminate Tenant's access and use of the roof for said Antenna):

            (a)   The Antenna shall be installed and at all times operated, maintained and repaired by Tenant, at Tenant's sole cost and expense. All penetrations into any Building surfaces shall be sealed so as to prevent any water leakage. Tenant shall not undertake or engage in any installation of the Antenna without first submitting to Landlord detailed working plans of all such installations and obtaining prior written approval of Landlord.

            (b)   Throughout the period of such installation, and thereafter during any operation, maintenance or repair of the Antenna, Tenant shall install and utilize, at Tenant's sole expense, such screening supports, walk boards, and such other materials as may be required by Landlord to protect the Building or any part thereof, the Building generally, pedestrians, vehicles on adjacent roadways and any other property or owners of property adjacent to the Building.

            (c)   The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a good and workmanlike manner and in a manner which shall not impair the structure, value, rental value or rentability of, or detract from the appearance of, the Building or any part thereof.

            (d)   The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not cause a violation of any mortgage, deed of trust, ground lease or other financing instrument now existing or hereafter recorded with respect to the Building or any agreements or warranties with respect to the Building or any part thereof as are now or hereafter shall be held by or entered into by Landlord or Landlord's management agent.

            (e)   The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not interfere with or disturb Landlord or any Tenant or other occupant of the Building.

            (f)    The Antenna shall not cause interference with any other equipment of any nature in, on or about the Building or any other equipment owned by any other person, irrespective of where located and irrespective of whether such person has any interest in the Building. In the event Tenant's equipment causes such interference, Tenant agrees it will take all steps necessary to correct and eliminate the interference consistent with appropriate government rules and regulations upon receipt of written notification of the interference. If the interference is not corrected within one (1) business day of receipt of notification, Tenant will cease operation of the equipment causing such interference until such interference is cured.

            (g)   Neither the Antenna nor Tenant shall interfere with the use of the roof of the Building or any other part of the Building by Landlord or any Tenant or occupant of the Building or any other person or entity.

            (h)   Prior to the installation of the Antenna, Tenant shall obtain, and shall thereafter comply with and keep in force throughout the Term, all permits, licenses, inspections and other governmental requirements and authorizations required by all governmental authorities having jurisdiction over the Building, the Antenna, Tenant, or the business operations in which the Antenna shall be utilized.

            (i)    The installation, operation, maintenance and repair of the Antenna shall be performed by Tenant in accordance with all applicable laws, regulations and other requirements of all federal and local governmental and quasi-governmental entities and authorities.

        Tenant acknowledges and agrees that Landlord has not made any representation, warranty or other statement to Tenant (and none is implied) regarding the feasibility of installing or operating the Antenna hereunder.

        Landlord agrees to permit Tenant reasonable, non-exclusive access to portions of the Building as necessary so as to facilitate the installation, operation, maintenance, repair, and removal of the Antenna in accordance with this Paragraph 59. Notwithstanding the foregoing, if Landlord shall require Tenant to be accompanied to the roof of the Building by an employee, agent or contractor of Landlord, then Tenant shall notify Landlord in advance when Tenant requires access to the roof of the Building and shall not attempt to gain such access to the roof of the Building without being accompanied by an employee, agent or contractor of Landlord.

        IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first hereinabove written.

WITNESS:			LANDLORD:
FARRAGUT CENTER LLC, a District of Columbia limited liability company
	/s/ [ILLEGIBLE]		By:	/s/ CALVIN CAFRITZ
Calvin Cafritz Managing Member
WITNESS:			TENANT:

LECG, LLC, a California limited liability company
By:	/s/ [ILLEGIBLE]		By:	/s/ [ILLEGIBLE]

	Its	Assistant Secretary		Its:	CHIEF FINANCIAL OFFICER

EXHIBITS

Exhibit	Description
A	Floor Plan
B	Declaration to Confirm Lease Commencement Date
C	Rules and Regulations
D	[Intentionally omitted.]
E	Definition of Shell Condition
F	Cleaning Specifications
G	Plan of Storage Space

EXHIBIT A

Floor Plan

NINTH FLOOR

A-2

EXHIBIT B

DECLARATION BY LANDLORD AND TENANT

        Attached to and made part of the Lease entered into by and between FARRAGUT CENTER LLC, a District of Columbia limited liability company, as Landlord, and LECG, LLC, a California limited liability company, as Tenant.

        Landlord and Tenant do hereby declare that:

  1.
  The execution date of the Lease is                        .

  2.
  The Lease Commencement Date is                        .

  3.
  The Rent Commencement Date is                        .

  4.
  The Lease Expiration Date is                        .

  5.
  The Lease is in full force and effect as of the date hereof, Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date, and Tenant has no right of set-off against any rentals.

WITNESS:	LANDLORD:
FARRAGUT CENTER LLC, a District of Columbia limited liability company
By:
Calvin Cafritz Managing Member
WITNESS:	TENANT:

LECG, LLC, a California limited liability company
By:	By:

Its	Its:

[NOTE: NOT TO BE SIGNED AT TIME OF EXECUTION OF LEASE]

B-1

EXHIBIT C

RULES AND REGULATIONS

        The following rules and regulations have been formulated for the safety and well-being of all the tenants of the Building. Any violation of these rules and regulations by any Tenant which continues after notice from Landlord shall be sufficient cause for termination, at the option of Landlord, of the Tenant's lease.

        Landlord may, upon request by any Tenant, waive the compliance by such Tenant of any of the following rules and regulations, provided that (a) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (b) any such waiver shall not relieve the Tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to, in writing by Landlord, and (c) no waiver of a rule or regulation granted to any Tenant shall relieve any other Tenant from the obligation unless such other Tenant has received a similar waiver in writing from Landlord.

        1.     The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls or other parts of the Building not occupied by any Tenant (hereinafter "Common Areas") shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Tenant's Demised Premises. Landlord shall have the right to control and operate the Common Areas, and the facilities furnished for the common use of the Tenant in such manner as Landlord, in its sole discretion, deems best for the benefit of the tenants generally. No Tenant shall permit the visit to its Demised Premises of persons in such number or under such conditions as to interfere with the use and enjoyment by other tenants of the Common Areas.

        2.     No awnings or other projections shall be attached to the outside walls of the Building. No drapes, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of a Tenant's Demised Premises which is or are visible from outside of the Demised Premises.

        3.     No sign, advertisement, notice or other lettering or material(s) shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside or inside of the Tenant's Demised Premises, the Building or elevators. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the Tenant or tenants violating this rule. All interior signs on the doors and directory table shall be inscribed, painted or affixed for each Tenant by Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to Landlord.

        4.     No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the Common Areas.

        5.     The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown or placed therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant whose employees, agents, visitors or licensees shall have caused the same.

        6.     There shall be no marking, painting, drilling into or other form of defacing or damage of any part of a Tenant's Demised Premises or the Building. No boring, cutting or stringing of wires shall be permitted. No Tenant shall construct, maintain, use or operate within its Demised Premises or elsewhere within or on the outside of the Building, any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system. Landlord will, however, permit a Tenant to install Muzak or other internal music system within the Tenant's Demised Premises if the music system cannot be heard outside of the Demised Premises.

        7.     No Tenant shall make or permit to be made any disturbing noises or disturb or interfere with the occupants of the Building or neighboring Buildings or premises or those having business with them, as determined by Landlord in its reasonable judgment, whether by the use of any musical instrument, radio, tape recorder, whistling, singing or any other way. No Tenant shall throw anything out of the doors or windows, off the balconies or down the corridors or stairs.

        8.     No bicycles, vehicles or animals, birds or pets of any kind shall be brought into or kept in or about a Tenant's Demised Premises. Notwithstanding the foregoing, Landlord shall install a bicycle rack in the Building garage for use by the tenants of the Building. No cooking shall be done or permitted by any Tenant on its Demised Premises, except that a Tenant may install and operate for the convenience of its employees, a lounge or coffee room with microwave oven, sink (subject to the provision of Paragraph 16 hereof) and refrigerator. No Tenant shall cause or permit any unusual or objectionable odors to originate from its Demised Premises. Each Tenant shall be obligated to maintain sanitary conditions in any area approved by the Landlord for food and beverage preparation and consumption.

        9.     No space in or about the Building shall be used by any Tenant for the manufacture, storage, or sale or auction of merchandise, goods or property of any kind.

        10.   No flammable, combustible, explosive, hazardous or toxic fluid, chemical or substance shall be brought into or kept upon a Tenant's Demised Premises.

        11.   No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. The doors leading to the Common Areas shall be kept closed during business hours except as they may be used for ingress and egress. Each Tenant shall, upon the expiration or termination of its tenancy, return to Landlord all keys used in connection with its Demised Premises, including any keys to the Demised Premises, to rooms and offices within the Demised Premises, to storage rooms and closets, to cabinets and other built-in furniture, and to toilet rooms whether or not such keys were furnished by Landlord or procured by Tenant, and in the event of the loss of any such keys, such Tenant shall pay to Landlord the cost of replacing the locks. On the expiration or termination of a Tenant's lease, the Tenant shall disclose to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Demised Premises.

        12.   All deliveries and removals, or the carrying in or out of any safes, freight, furniture or bulky matter or material of any description, must take place in such manner and during such hours as Landlord may require. Landlord reserves the right to inspect all freight, furniture or bulky matter or materials to be brought into the Building and to exclude from the Building all or any of such which violates any of these rules and regulations or the Lease.

        13.   Any person employed by any Tenant to do janitorial work within the Tenant's Demised Premises must obtain Landlord's written consent prior to commencing such work, and such person shall, while in the Building and outside of said Demised Premises, comply with all instructions issued by the superintendent of the Building. No Tenant shall engage or pay any employees on the Tenant's Demised Premises, except those actually working for such Tenant on said Demised Premises.

        14.   No Tenant shall purchase spring water, ice, coffee, soft drinks, towels, or other like merchandise or service from any company or person whose repeated violations of Building regulations have caused, in Landlord's sole opinion, a hazard or nuisance to the Building and/or its occupants.

        15.   Landlord shall have the right to prohibit any advertising by any Tenant that states the Building's address or name or Landlord's name and which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, such Tenant shall refrain from or discontinue such advertising.

        16.   Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building management or its agents. Landlord may at its option require all persons admitted to or leaving the Building between the hours of 6:00 p.m. and

8:00 a.m., Monday through Friday, and at all times on Saturdays, Sundays and holidays, to register. Each Tenant shall be responsible for all persons for whom it authorizes entry into the Building, to the extent provided in the Lease.

        17.   Each Tenant, before closing and leaving its Demised Premises at any time, shall assure that all lights are turned off and the Demised Premises are locked.

        18.   The requirements of tenants will be attended to only upon application at the office of the Building. Building employees shall not perform, and shall not be requested by any Tenant to perform, any work or do anything outside of their regular duties, unless under special instructions from the Building management.

        19.   Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall cooperate to prevent the same.

        20.   No water cooler, plumbing or electrical fixtures which are connected to any of the Building's operating systems shall be installed by the Tenant without Landlord's prior written consent.

        21.   There shall not be used in any space, or in the Common Areas of the Building, either by any Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

        22.   Mats, trash or other objects shall not be placed in the Common Areas.

        23.   Landlord shall not maintain or repair suite finishes or fixtures which are non-standard, including, but not limited to, kitchens, bathrooms, wallpaper, and special lights. However, should the need for maintenance or repairs arise, Landlord shall, at Tenant's request, arrange for the work to be done at the Tenant's expense.

        24.   No space demised to any Tenant shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

        25.   Employees of Landlord other than those expressly authorized are prohibited from receiving any packages or other articles delivered to the Building for any Tenant and, should any such employee receive any such package or article, he or she in so doing shall be the agent of such Tenant and not Landlord.

        26.   No Tenant shall install or permit or allow installation of a television antenna in the windows or upon the exterior of its Demised Premises or the Building.

        27.   No Tenant shall tie in, or permit others to tie in, to the electrical or water supply of the Building without prior written consent of the Building management.

        28.   No Tenant shall remove, alter or replace the Building standard ceiling, light diffusers or air conditioning terminals in any portion of its Demised Premises without the prior written consent of Landlord.

        29.   No vending machines shall be permitted to be placed or installed in any part of the Building by any Tenant, except those which are for use only by Tenant's employees and business visitors in the Demised Premises. Landlord reserves the right to place or install vending machines in any of the Common Areas of the Building.

        30.   Landlord reserves the right to specify where in the space demised to any Tenant business machines and mechanical equipment shall be placed or maintained in order, in Landlord's judgment, to absorb and prevent vibration, noise, and annoyance to other tenants of the Building.

        31.   Landlord reserves the right to rescind, amend, alter or waive any of the foregoing rules and regulations at any time when, in its sole judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no such rescission, amendment, alteration or waiver or any rule or regulation in favor of one Tenant shall operate as an alteration or waiver in favor of any other Tenant. Landlord shall not be responsible to any Tenant for the non-observance or violation by any other Tenant of any of these rules and regulations at any time.

EXHIBIT D

[Intentionally omitted.]

D-1

EXHIBIT E

Definition of Shell Condition

Shell Building Description

  A.
  Architectural Items

  1.
  All perimeter and core walls to be primed drywall ready for paint.

  2.
  All columns to be furred with plumb drywall enclosures.

  3.
  Provide 1" mini-blinds at all perimeter windows.

  4.
  All core doors to be stained and sealed.

  5.
  Concrete slabs to ACI 201 levelness (1/4" per 10 feet non-cumulative).

  6.
  Stainless steel elevator doors and jambs.

  7.
  Core graphics for all stairs, mechanical, electrical and other required locations (ADA code compliant).

  8.
  Complete core toilet rooms.

  9.
  Substantial completion of the common areas on the Ninth Floor (a multitenant floor) in accordance with Attachment 1 to this Exhibit E.

  B.
  Mechanical

  1.
  VAV system served by chilled water source air handling units at PH. The air handling units shall be able to allow incremental portions of a floor to be operated in an after-hours mode. VAV boxes shall be in accordance with Attachment 2 to this Exhibit E.

  2.
  DDC control system to all VAV boxes with thermostats provided at each location.

  3.
  All interior zones to include ductwork to VAV boxes.

  4.
  All exterior zones to provide ductwork to VAV boxes.

  5.
  Condenser water riser with taps, valves and blank flanges at each floor.

  6.
  Wet stacks with sanitary waste, vent and cold water stubbed at core.

  7.
  Toilet exhaust riser available for future Tenant exhaust tie-in.

  C.
  Electrical

  1.
  Buss Riser with future taps at each floor.

  2.
  High voltage panel (480/277V) sized for 3.0 watts per foot lighting plus HVAC loads, complete with breakers.

  3.
  K-type transformer feeding low voltage panels (208/120V) sized for 5.0 watts per foot. Complete with breakers and oversize neutrals.

  4.
  Isolated ground riser with lug on each floor.

  5.
  Emergency power units in 277V and 120V sized for code requirements.

  D.
  Sprinkler Systems

  1.
  Provide fully monitored, automatic sprinkler system per NFPA and local code.

E-1

    2.
    Stand pipes at each stairwell with fire department connections, control assembly, express drain and flow taper switches.

    3.
    On-floor steel sprinkler distribution grid in a ratio of 1/200SF with upturned pendant heads.

    4.
    All core areas to have installed heads (fully recessed with covers).

  E.
  Fire Alarm System

  1.
  Provide fully supervised, voice alarm system conforming to local code and ADA requirements for all core and proposed Tenant areas.

  2.
  System to have adequately sized panels, modules and associated infrastructure on Tenant's floor to support all Tenant devices required by DC code.

  F.
  Elevators

  1.
  All cabs to comply with DC code and ADA requirements.

  2.
  All cabs to have floor by floor lockout capability in the controllers along with receiving wiring in the traveling cables to support card readers and security phones in each cab.

E-2

ATTACHMENT 1
TO EXHIBIT E

NINTH FLOOR COMMON AREAS

ATTACHMENT 2
TO EXHIBIT E

A
B
C
D
E
F
G
H
J
K
L
PROVIDE WATER CURTAIN ON INSIDE FACE OF WINDOWS REFER TO FIRE PROTECTION NOTES ON SHEET P-1

TYPICAL FLOOR PLAN - 3RD-9TH - (F. FL. EL. = VARIES) N

PLUMBING GENERAL SHEET NOTES

MECHANICAL SHEET NOTES

EXHIBIT F

Cleaning Specifications

LAVATORIES:

        Lavatories—Daily:

    Wash:

    a.
    Shelves
    b.
    Brightwork (Handles, Piping, Hinges)
    c.
    Sinks
    d.
    Urinals
    e.
    Toilets
    f.
    Floors
    g.
    Tile Walls—Spot Clean
    h.
    Partitions and Legs
    i.
    Vents
    j.
    Receptacles
    k.
    Mirrors

    Stock with supplies furnished by contractor:

    a.
    Handsoap
    b.
    Towels
    c.
    Tissue
    d.
    Sanitary Napkins
    e.
    Seat Covers

    Polish to remove water spots:

    a.
    Brightwork
    b.
    Mirrors
    c.
    Shelves
    d.
    Partitions

LAVATORIES—SPECIAL INSTRUCTIONS

  Tile Floors

  Tile floors will be mopped daily using a germicidal detergent. Any stained areas will be machine scrubbed daily as required to maintain a uniform appearance. Floors will be stripped and waxed as needed.

  Tile Walls

  Tile walls will be spot cleaned with disinfectant. Walls will be completely cleaned monthly or as needed.

  Partitions

  Partitions will be entirely wiped clean daily. Supporting legs will be cleaned monthly or as needed.

  Trash Receptacles

  Trash will be removed daily. Plastic liners will be provided and changed daily in all types of receptacles.

  Hand Soap Dispensers

  Hand soap dispensers will be checked daily for adequate supply levels and will be filled as necessary.

  Paper Supplies

  All paper dispensers will be filled completely each night. In some areas, it may be necessary to place extra rolls of wrapped paper so that no shortages occur.

  High Dusting

  All high fixtures and lights will be dusted as needed.

  Carpeted Floors

  All carpeted bathroom areas will be vacuumed daily and shampooed as needed.

OFFICES, HALLWAYS, AND PUBLIC AREAS:

  Waste Baskets—Daily

  Waste baskets to be emptied daily. Plastic liners to be provided to tenant waste baskets and changed as needed. Only remove trash in waste can or clearly marked "trash".

  Ashtrays—Daily

  Ashtrays to be emptied and wiped clean daily. Sand levels will be maintained in cigarette urns.

  Dusting—Daily

  All furniture and flat surfaces will be dusted daily with a treated cloth. Desks and tables not cleared of paper and work materials will only be dusted where desk is exposed. Papers are not to be moved. Telephones, glass desk tops and tables will be damp wiped.

  Spot Cleaning—Daily

  All hand prints and spots will be removed from doors and light switches. Woodwork and interior glass will be spot cleaned as needed.

  Vacuuming—Daily/Weekly

  All rugs and carpets will be vacuumed daily in all traffic areas. Hard-to-reach spots, such as corners, under desks and chairs, behind plants, etc., shall be vacuumed weekly with accessory tools, with light furniture moved to accomplish cleaning.

  Carpet Spot Cleaning—Daily

  An effort will be made to remove carpet spots and stains.

  Tile Floors—Daily

  All tile floors will be dusted daily and mopped as needed. Extreme care shall be exercised in all mopping so as to avoid splashing walls, furniture, or carpet. All tile floors will be buffed as required to maintain a lustrous finish.

  Water Coolers—Daily

  Water coolers shall be cleaned and polished.

  Main Lobby and Corridor Floors

  Mop floors daily and buff as required to maintain a lustrous finish.

  Elevators—Daily

  Interior surfaces and all doors to be spot cleaned for fingerprints.

  Entrance Door Glass—Daily

  All entrance door glass shall be spot cleaned.

  Stairways and Landings—Weekly

  Spot cleaning of walls and doors will be done weekly. Handrails, ledges, fire points, and miscellaneous hardware will be cleaned weekly. Day porter will be responsible for sweeping and mopping stairwells and landings weekly.

  Elevators—Monthly

  Carpets will be shampooed as needed.

  Glass Partitions and Doors—Monthly

  All glass partitions and doors will be cleaned with ammonia using a squeegee, clean rag, or paper towels.

  Air Conditioning Grills—Monthly

  All areas around air conditioning and return air grills will be cleaned once each month or more often, if necessary. Care will be taken so as to prevent dirt from falling on floor or other surfaces.

  Tile Floors—Monthly

  Machine stripping and/or scrubbing shall be accomplished as needed to remove dirt-embedded finishes, stains, spillage and wax buildup. New wax and sealer, if required, will then be applied.

  Venetian Blinds—Monthly

  All venetian blinds will be dusted and/or damp wiped as needed.

  Entrance Mats—Monthly

  Entrance mats will be shampooed as needed.

  High Dusting—Quarterly

  Pipes, ledges, ceilings, sprinklers, moldings, picture frames, etc., will be dusted every three months or more frequently if necessary.

  Lavatories—Quarterly

  Strip and wax tile floors completely.

  Carpet "Shampooing"—Annually

  All carpeted public areas to be "shampooed".

  Special Floor Coverings—As Necessary

  Parquet, quarry, ceramic, raised computer floors, and other special floor coverings will be treated with appropriate methods and materials.

  Walls, Woodwork and Partitions—As Necessary

  All walls and ceilings will be brushed down as necessary with approved wall duster or a vacuum cleaner.

EXTERIOR WINDOW CLEANING—three (3) times per year

EXHIBIT G

Plan of Storage Space

G-1

QuickLinks

  EXHIBIT 10.8
TABLE OF CONTENTS
LEASE AGREEMENT
EXHIBITS
EXHIBIT A
EXHIBIT B DECLARATION BY LANDLORD AND TENANT
EXHIBIT C RULES AND REGULATIONS
EXHIBIT D [Intentionally omitted.]
EXHIBIT E Definition of Shell Condition
ATTACHMENT 1 TO EXHIBIT E
ATTACHMENT 2 TO EXHIBIT E
EXHIBIT F Cleaning Specifications
EXHIBIT G Plan of Storage Space